Exhibit 10.16

Execution Version

Credit Agreement

dated as of

March 4, 2026

among

Presidio Borrower LLC,
as Borrower,

Citizens Bank, N.A.,
as Administrative Agent,

and

the Lenders party hereto

Citizens Bank, N.A.,

as Lead Arranger and Sole Bookrunner

i

TABLE OF CONTENTS
(Continued)

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts
Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swingline Loan Note
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Swingline Loan Notice
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate
(Foreign Lenders That Are Not Partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate
(Foreign Participants That Are Not Partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate
(Foreign Participants That Are Partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate
(Foreign Lenders That Are Partnerships)
Exhibit H-1	Form of Free Cash Flow Certificate
Exhibit H-2	Form of Restricted Payment and Investment Certificate
Exhibit H-3	Form of Restricted Payment Certificate

Schedule 1.01(a)	Existing Subsidiaries
Schedule 1.01(b)	Unrestricted Subsidiaries
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.13	Lien Restrictions
Schedule 7.14(a)	Capitalization
Schedule 7.14(b)	Subsidiaries
Schedule 7.14(c)	Commitments/Restrictions with respect to Equity Interests
Schedule 7.16	Properties; Title
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing of Production
Schedule 7.20(a)	UCC Filings
Schedule 7.21	Hedge Agreements
Schedule 7.24	Material Contracts
Schedule 9.02	Indebtedness
Schedule 9.03	Liens
Schedule 9.05	Investments

v

THIS CREDIT AGREEMENT dated as of March 4, 2026, is among PRESIDIO BORROWER LLC, a Delaware limited liability company (the “Borrower”), each of the LENDERS (as defined below) from time to time party hereto and CITIZENS BANK, N.A., as Administrative Agent.

R E C I T A L S

A. The Borrower has requested that the Lenders provide certain loans to, and extensions of credit on behalf of, the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Article I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means any Borrowing comprised of ABR Loans.

“ABR Loan” means a Loan bearing interest based on the Alternate Base Rate.

“ABS Financing Transaction” means an outstanding financing arrangement in which a Person issues securities or other interests backed by assets of such Person or its Subsidiaries (including any asset-backed securitization or similar transaction).

“Additional Lender” has the meaning assigned to such term in Section 2.09(a).

“Administrative Agent” means Citizens Bank (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity pursuant to Article XI.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and any other agent or sub-agent pursuant to Section 11.05 appointed by the Administrative Agent with respect to matters related to the Loan Documents (including any “Trustee” appointed pursuant to any Mortgage).

“Agent Party” has the meaning assigned to such term in Section 12.01(d)(ii).

“Aggregate Commitments” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.

“Aggregate Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of the Lenders at such time.

“Aggregate Maximum Credit Amounts” means, at any time, an amount equal to the sum of the Maximum Credit Amounts in effect at such time, as the same may be reduced or terminated pursuant to Section 2.06. The amount of the Aggregate Maximum Credit Amounts as of the Effective Date is $500,000,000.

“Agreement” means this Credit Agreement, including the Annexes, Schedules and Exhibits hereto, as the same may from time to time be amended, supplemented, restated, or otherwise modified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Term SOFR in effect on such day for deposits in Dollars for a one-month Interest Period (subject to any interest rate floor set forth in the definition of “Term SOFR”) plus 1.00% per annum. If the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Term SOFR for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until any replacement has become effective pursuant to Section 3.03(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.25.

“Applicable FCF Period” has the meaning assigned to such term in Section 9.04(e).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for SOFR Loans, ABR Loans, Swingline Loans or Letters of Credit or participations therein, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Margin” means, for any day, (a) in the case of SOFR Borrowings and LC Participation Fees, the percentage set forth in the following table under the heading “SOFR Margin and LC Participation Fee”, and (b) in the case of ABR Borrowings and Swingline Borrowings, the percentage set forth in the following table under the heading “ABR Margin”, in each case based upon the Pricing Level (as determined in the immediately succeeding paragraph) as of such day as follows:

Pricing Level	SOFR Margin and LC Participation Fee	ABR Margin
I	3.00%	2.00%
II	3.25%	2.25%
III	3.50%	2.50%
IV	3.75%	2.75%
V	4.00%	3.00%

The Pricing Level shall be selected for any day as follows:

(1) Pricing Level I when the Borrowing Base Utilization Percentage is less than or equal to 25% on such day.

(2) Pricing Level II when the Borrowing Base Utilization Percentage is greater than 25% and less than or equal to 50% on such day.

(3) Pricing Level III when the Borrowing Base Utilization Percentage is greater than 50% and less than or equal to 75% on such day.

(4) Pricing Level IV when the Borrowing Base Utilization Percentage is greater than 75% and less than or equal to 90% on such day.

(5) Pricing Level V when the Borrowing Base Utilization Percentage is greater than 90% on such day.

If at any time the Borrower fails to deliver a Reserve Report as required by, and within the time frame set forth in, Section 8.11(a), then for each day until delivery of such Reserve Report, the “Applicable Margin” shall mean the rate per annum set forth under Pricing Level V above.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount. The initial Applicable Percentage of each Lender is set forth in Annex I (as Annex I may be updated from time to time in accordance with Section 2.09); provided, however, that in the case of Section 4.05 when a Defaulting Lender shall exist, any such Defaulting Lender’s Maximum Credit Amount shall be disregarded in the calculation of Applicable Percentage. If the Aggregate Maximum Credit Amounts have been terminated, the Applicable Percentages shall be determined based upon the Maximum Credit Amounts most recently in effect, after giving effect to any assignments.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any Designated Third Party Hedge Provider, (c) any other Person whose (or whose credit support provider’s) long term senior unsecured debt rating or issuer rating at the time the relevant Hedge Agreement is entered into is BBB+ or higher by S&P or Baa1 or higher by Moody’s (or their equivalent) and (d) any other counterparty to a Hedge Agreement with a Loan Party that is consented to by the Administrative Agent at the time such Hedge Agreement is entered into (such consent not to be unreasonably withheld, conditioned or delayed).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) W. D. Von Gonten & Co. Petroleum Engineering, (c) Ryder Scott Company, L.P., (d) DeGolyer and MacNaughton, (e) Cawley, Gillespie & Associates, Inc., and (f) any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Arranger” means Citizens Bank, in its capacity as lead arranger and sole bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Asset Swap” means any substantially concurrent purchase and sale or exchange of Properties between any Loan Party and another Person to the extent that (a) such Property is located onshore, (b) at least 80% of the value of such Property is exchanged for credit against the purchase price of similar replacement Property or (c) the proceeds of such Disposition are applied to the purchase price of such replacement Property, in each case under Section 1031 of the Code or otherwise.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the Total Available Amount at such time, less (b) the Aggregate Credit Exposure at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Cash” means, as of any date of determination, the aggregate amount of unrestricted cash and Permitted Investments held by the Loan Parties as of such date, other than (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by such Loan Party to unaffiliated third parties and for which such Loan Party (x) has issued checks or has initiated wires or automated clearing house transfers in order to pay such amounts or (y) which the Loan Parties otherwise expect to pay to unaffiliated third parties within five (5) Business Days of such date, (b) deposits of cash or Permitted Investments from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (c) cash set aside for the payment of royalty, working interest, suspense payments, production payments (to the extent permitted under this Agreement), vendor payments, severance and ad valorem taxes owing to unaffiliated third parties or other third party funds then due (or to be due within five (5) Business Days) for which any Loan Party has issued checks or has initiated wires or automated clearing house transfers in order to pay such amounts (or, in good faith, will issue checks, initiate wires or automated clearing house transfers in order to pay such amounts), (d) cash and Permitted Investments in Excluded Accounts to be used exclusively for payroll, payroll taxes and other employee wage and benefit payments, trust and fiduciary obligations or other obligations of Loan Parties and other taxes then due and owing and for which the applicable Loan Party has issued checks or has initiated wires or ACH transfers (or will issue checks or initiate wires or automated clearing house transfers no later than the next succeeding payroll date or payroll tax payment date, as applicable) in order to make such payments, (e) while and to the extent refundable, any cash and Permitted Investments held by any Loan Party constituting purchase price deposits or earnest money pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (f) cash held to Cash Collateralize Letters of Credit, (g) any cash or cash equivalents to be used by any Loan Party within thirty (30) days to pay the purchase price for any Property to be acquired by such Loan Party (to the extent permitted under this Agreement) pursuant to a binding and enforceable purchase and sale agreement (a copy of which has been provided to the Administrative Agent) with an unaffiliated third party containing customary provisions regarding the payment of such purchase price (it being understood and agreed that such thirty (30) day period may not be extended for purposes of determining “Available Cash”), (h) any cash set aside by the Credit Parties to make any Restricted Payment within five (5) Business Days of such date (it being understood and agreed that such five (5) Business Day period may not be extended for purposes of determining “Available Cash”) to the extent that such Restricted Payment is permitted by this Agreement, and (i) any cash and Permitted Investments constituting proceeds from an issuance of common Equity Interests (other than Disqualified Capital Stock) of, or additional common equity contributions to, the Borrower (such amounts described in this clause (i), “Cash Equity Proceeds”); provided that such Cash Equity Proceeds shall be excluded from the calculation of Available Cash only so long as (w) such Cash Equity Proceeds are to be used by any Loan Party for the sole purpose of acquiring Oil and Gas Properties (x) the Borrower notifies the Administrative Agent substantially contemporaneously (but in no event to exceed one Business Day after) with the receipt of such Cash Equity Proceeds, of the intended use of such proceeds, (y) such Cash Equity Proceeds are segregated and maintained in a separate deposit account of the Borrower or a Restricted Subsidiary maintained exclusively for holding such Cash Equity Proceeds and (z) such Cash Equity Proceeds are used the earlier to occur of (1) the date that is fifteen (15) days following the date such Cash Equity Proceeds are received by the Borrower and (2) the date on which the definitive acquisition agreement for the acquisition relating to such use of proceeds is terminated for any reason.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 3.03(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Group Secured Hedge Provider” means any Person that (a) at the time it enters into a Hedge Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Hedge Agreement with a Loan Party or (c) is a Lender or an Affiliate of a Lender at the time a Secured Hedge Agreement is assigned or transferred to it (by novation or otherwise) by another Secured Hedge Provider, in each case in its capacity as a party to such Hedge Agreement; provided that (i) with respect to the foregoing clauses (a) through (c), any such Person that ceases to be a Lender or an Affiliate of a Lender shall not be a Bank Group Secured Hedge Provider with respect to any Hedge Agreement that it thereafter enters into (or that is assigned or transferred to it) while it is not a Lender or an Affiliate of a Lender, and (ii) any Person that assigns or transfers a Secured Hedge Agreement as contemplated in clause (c) of this definition shall cease to be a Bank Group Secured Hedge Provider with respect to such Secured Hedge Agreement to the extent of such assignment or transfer.

“Bankruptcy Code” means Title 11 of the U.S. Code.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it (including, with respect to any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person (or, with respect to any Lender, any direct or indirect parent company of such Lender) by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 3.03(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, (a) Daily Simple SOFR or (b) the sum of (i) the alternate benchmark rate and (ii) that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form provided by Administrative Agent or such other form satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Borrowing Base” means, at any time, the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.

“Borrowing Base Adjustment Provisions” means Section 2.07(e) and Section 8.12(c) and any other provisions hereunder which provide for adjustments (as opposed to redeterminations) of the amount of the Borrowing Base.

“Borrowing Base Deficiency” occurs if, at any time, the Aggregate Credit Exposure at such time exceeds the Borrowing Base in effect at such time. The amount of the Borrowing Base Deficiency at such time is the amount by which the Aggregate Credit Exposure at such time exceeds the Borrowing Base in effect at such time.

“Borrowing Base Hedge Unwind” means any assignment, sale, early termination or unwinding of any hedge position established under any Hedge Agreement upon which the Lenders relied in determining the then-effective Borrowing Base, or the creation of any off-setting position in respect of any hedge position established under any Hedge Agreement upon which the Lenders relied in determining the then-effective Borrowing Base, in each case, if the net effect of such action (when taken together with any other Hedge Agreements entered into substantially contemporaneously with the taking of such action) would be to cancel any positions of the Borrower or any of its Subsidiaries under such Hedge Agreements.

“Borrowing Base Hedge Unwind Value” means, with respect to any Borrowing Base Hedge Unwind, the value (as determined by the Administrative Agent in its sole discretion (based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time), which determination may be made in consultation with the Required Lenders) attributed to the hedge positions that were assigned, sold, early terminated or unwound or for which an off-setting position was created pursuant to such Borrowing Base Hedge Unwind, after taking into account any other Hedge Agreements entered into substantially contemporaneously with the taking of such action, for purposes of determining the then-current Borrowing Base.

“Borrowing Base Properties” means the Oil and Gas Properties of the Loan Parties to which Proved Reserves are attributed included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 8.11.

“Borrowing Base Property Disposition” means the sale or other Disposition (including pursuant to a Casualty Event) by the Borrower or any other Loan Party of (a) Borrowing Base Properties or (b) Equity Interests in Subsidiaries that own Borrowing Base Properties, in each case, other than any such sale or disposition made to any Loan Party.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, (a) the numerator of which is the Aggregate Credit Exposure on such day and (b) the denominator of which is the Total Available Amount in effect on such day.

“Borrowing Base Value” means, with respect to any Oil and Gas Property of any Loan Party, the value attributed thereto and allocated to such Property in the then-current Borrowing Base (as determined by the Administrative Agent in its sole discretion (based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time), which determination may be made in consultation with the Required Lenders).

“Borrowing Request” means a written request by the Borrower for a Borrowing (other than a Swingline Borrowing) in accordance with Section 2.03, which is substantially in the form attached hereto as Exhibit B-1.

“Business Combination” means the consummation of the transactions pursuant to the Business Combination Agreement and the EQVR Merger Agreement.

“Business Combination Agreement” means the Business Combination Agreement dated August 5, 2025 by and among (a) EQV, (b) Parent, (c) EQV Merger Sub, (d) EQV Holdings, (e) Company Merger Sub, (f) Company, including all exhibits and schedules thereto.

“Business Combination Documents” means (a) the Business Combination Agreement, (b) the EQVR Merger Agreement and (c) all assignments, bills of sale, side letters and other agreements, documents and certificates executed and delivered in connection with the Business Combination.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized or required by law to remain closed.

“Capital Expenditures” means, with respect to any Person, all expenditures by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent (in a manner reasonably satisfactory to the Administrative Agent, which may require such deposit to made into a controlled account), for the benefit of the Issuing Bank or the Lenders, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house services, return items, interstate depository network services, electronic funds transfer services, lockbox services and stop payment services), (c) any other demand deposit or operating account relationships and (d) any other cash management services, including for collections and for operating, payroll and trust accounts of the Borrower or any of the Borrower’s Subsidiaries.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party having a fair market value in excess of the Threshold Amount (calculated as of the time of the occurrence of such Casualty Event).

“CERCLA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Change in Control” means the occurrence of any of the following events:

(a) (i) any Person or (ii) Persons constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), in either case, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent;

(b) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Parent shall be occupied by individuals who were neither (i) nominated by the Board of Directors of the Parent nor (ii) appointed by directors so nominated;

(c) the Parent ceases to directly or indirectly own, free and clear of all Liens or other encumbrances, one hundred percent (100%) of the outstanding Equity Interests on a fully diluted basis of, or to Control, Borrower; or

(d) the Borrower ceases to own, free and clear of all Liens or other encumbrances (other than Liens securing the payment of any Obligations), one hundred percent (100%) of the outstanding Equity Interests on a fully diluted basis of, or Control, any Subsidiary.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party (or, for purposes of Section 5.01(b), by any Applicable Lending Office of such Credit Party or such Credit Party’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Cibolo Loan” means that certain Note Purchase Agreement, dated December 13, 2023, by and among EQV Resources, EQV Resources Intermediate, Cibolo EQV LLC, each other Holder (as defined therein) from time-to-time party thereto and Cibolo Energy Partners, LLC and the “Note Documents” as defined thereunder, in each case, as may have been amended, amended and restated or otherwise modified.

“Citizens Bank” means Citizens Bank, N.A., a national banking association.

“Code” means the Internal Revenue Code of 1986 or any successor law.

“Collar Hedging Transaction” means the selling of a call in respect of prices for any oil, gas or natural gas liquids production expected to be produced by the Borrower or any of its Restricted Subsidiaries and the purchase of a corresponding put in respect of prices for such production, with the proceeds received by such Person from the sale of such call being used to purchase such put.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Instrument (provided that for the avoidance of doubt, Excluded Property shall not constitute Collateral).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as a dollar amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.09, (b) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06, (c) increased or reduced from time to time in connection with a redetermination of the Borrowing Base pursuant to Section 2.07 (other than Section 2.07(e)), (d) reduced from time to time in connection with a reduction in the Borrowing Base pursuant to Section 2.07(e) or (e) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04. The amount representing each Lender’s Commitment shall at any time be the lowest of (x) such Lender’s Maximum Credit Amount, (y) such Lender’s Applicable Percentage of the then effective Borrowing Base and (z) the amount set forth opposite such Lender’s name on Annex I under the caption “Commitment”.

“Commitment Fee Rate” means one half percent (0.50%) per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning assigned to such term in Section 12.01(d)(ii).

“Company” means Presidio Investment Holdings LLC, a Delaware limited liability company.

“Company Merger Sub” means Prometheus Merger Sub LLC, a Delaware limited liability company.

“Company Representations” means the representations made by or on behalf of Company and the Specified Subsidiaries in the Business Combination Agreement as are material to the interests of the Lenders, but only to the extent that the Company or any of the EQV Parties (or any of their affiliates) has the right (without regard to notice or lapse of time or both) to terminate its obligations under the Business Combination Agreement or decline to consummate the transactions contemplated by the Business Combination Agreement as a result of a breach of such representations in the Business Combination Agreement.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form attached as Exhibit D.

“Conforming Changes” means, with respect to either the use or administration of the Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.02, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Ratio” means, as of any date, the ratio of (a) consolidated current assets (including Availability (but only to the extent that the Borrower is then permitted to borrow such amount under the terms of this Agreement, including Section 6.02), but excluding non-cash assets under FAS 133 or ASC 815) of the Borrower and its Consolidated Restricted Subsidiaries as of such date to (b) consolidated current liabilities (excluding non-cash obligations under FAS 133 or ASC 815 and current maturities under this Agreement) of the Borrower and its Consolidated Restricted Subsidiaries as of such date.

“Consolidated EBITDAX” means, for any period, with respect to the Borrower and its Consolidated Restricted Subsidiaries, the sum of the following determined in accordance with GAAP: (a) Consolidated Net Income for such period, plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation, depletion and other non-cash charges (including impairments of property) (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) expenses associated with the exploration of Oil and Gas Properties (including delay rentals, seismic costs, dry hole costs, non-drill penalties), (v) fees, expenses and reimbursement obligations incurred by Borrower or its Restricted Subsidiaries in connection with (A) to the extent invoiced or incurred no later than three (3) months after the Effective Date, the Transactions or (B) to the extent not capitalized, the consummation of any Indebtedness, acquisitions, Dispositions or Investments permitted under this Agreement, in the case of clause (B), not to exceed $2,000,000 in any four consecutive fiscal quarters and (vi) to the extent covered by insurance and actually reimbursed, or as to which the insurer has made a determination that such amount will be reimbursed by the insurer (in which event (x) the amount determined to be reimbursed by such insurer shall be included as of the fiscal quarter in which the insurer made such determination and not as of any later fiscal quarter and (y) no amounts actually received in respect of such determined reimbursement shall be included in any determination of “Consolidated EBITDAX” after the receipt of such amounts), expenses with respect to liability or casualty events or business interruption, less (c) to the extent included in determining Consolidated Net Income for such period, non-cash gains and other non-cash items increasing Consolidated Net Income; provided, however, that if at any time during such period the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Disposition or a Material Acquisition, Consolidated EBITDAX for such period shall be calculated giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period (such pro forma effect to be determined without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the calculation of Consolidated EBITDAX, except with the consent of the Administrative Agent in its reasonable discretion), and such pro forma effect shall be determined in a manner otherwise acceptable to the Administrative Agent and with supporting documentation acceptable to the Administrative Agent, in each case in its reasonable discretion. As used in this definition, “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by the Borrower and its Consolidated Restricted Subsidiaries in excess of a dollar amount equal to five percent (5%) of the Borrowing Base in effect at the closing of such acquisition (or series of related acquisitions); and “Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Borrower or any of its Consolidated Restricted Subsidiaries in excess of a dollar amount equal to five percent (5%) of the Borrowing Base in effect at the time of closing of such Disposition or series of related Dispositions.

“Consolidated Interest Expense” means, for any period, interest expense (including interest expense attributable to capital leases and all net payment obligations pursuant to interest rate Hedge Agreements), net of interest income, of the Borrower and its Consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means with respect to the Borrower and its Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such transaction; (d) any extraordinary or non-recurring gains or losses during such period; (e) gains or losses during such period resulting from the Disposition of Properties (other than Hydrocarbons in the ordinary course of business) or the termination of hedging transactions; (f) non-cash gains or losses under FASB ASC Topic 815 resulting from the net change in mark to market portfolio of commodity price risk management activities during that period; and (g) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Consolidated Restricted Subsidiary” means any Consolidated Subsidiary that is a Restricted Subsidiary.

“Consolidated Subsidiary” means each Subsidiary of the Borrower or with respect to Section 8.01, the Parent, as applicable (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower or, with respect to Section 8.01, the Parent, as applicable, in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date, the sum, without duplication, all Indebtedness of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis of the type described in clauses (a), (b) (but only to the extent of drawn and unreimbursed obligations with respect thereto), (c), (d), (f), (g) (but only if the underlying “Indebtedness” described in clause (g) would otherwise constitute “Consolidated Total Indebtedness”), (j) or (k) of the definition of “Indebtedness”. Notwithstanding the foregoing, Consolidated Total Indebtedness shall not include (i) any contingent obligations in respect of letters of credit to the extent that such letters of credit are cash collateralized (in at least the amount available to be drawn under such letters of credit) or (ii) surety bonds, performance bonds or similar instruments (except to the extent of a reimbursement obligation then outstanding).

“Consolidated Total Net Indebtedness” means, as of any date, (i) Consolidated Total Indebtedness as of such date, minus (ii) the aggregate amount of the Loan Parties’ unrestricted cash or Permitted Investments on hand as of such date to the extent maintained in Controlled Accounts (or, during the period of DACA Post Closing Period, all of the Loan Parties’ unrestricted cash or Permitted Investments on hand, regardless of whether maintained in a Controlled Account) as of such date; provided that the amount in this clause (ii) shall not exceed $5,000,000.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated EBITDAX for the period of four consecutive fiscal quarters ending on such date; provided that, (i) for purposes of calculating the Consolidated Total Net Leverage Ratio as of June 30, 2026 (the “First Test Date”), Consolidated EBITDAX shall be Consolidated EBITDAX for the fiscal quarter ending on the First Test Date, multiplied by four (4); (ii) for purposes of calculating the Consolidated Total Net Leverage Ratio as of September 30, 2026 (the “Second Test Date”), Consolidated EBITDAX shall be Consolidated EBITDAX for the period of two consecutive fiscal quarters ending on the Second Test Date, multiplied by two (2); and (iii) for purposes of calculating the Consolidated Total Net Leverage Ratio as of December 31, 2026 (the “Third Test Date”), Consolidated EBITDAX shall be Consolidated EBITDAX for the period of three consecutive fiscal quarters ending on the Third Test Date, multiplied by four-thirds (4/3).

“Consolidated Unrestricted Subsidiary” means any Consolidated Subsidiary that is an Unrestricted Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means (a) a Deposit Account of any Loan Party that is subject to a Deposit Account Control Agreement or (b) a Securities Account of any Loan Party that is subject to a Securities Account Control Agreement.

“Credit Parties” means the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders.

“Cure Period” has the meaning assigned to such term in Section 10.03.

“Cure Quarter” has the meaning assigned to such term in Section 10.03.

“Cure Right” has the meaning assigned to such term in Section 10.03.

“Current Ratio Covenant” has the meaning assigned to such term in Section 10.03.

“DACA Post Closing Period” has the meaning assigned to such term in Section 8.17(e).

“Daily Simple SOFR” means, for any day, a rate per annum equal to the greater of (a) the SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion, and (b) the Floor.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 4.05, any Lender that (a) has failed to (i) fund all or any portion of its Loans, within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender, the Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation in form and substance satisfactory to the Administrative Agent and the Borrower, or (d) has, or has a direct or indirect parent company that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.05) upon delivery of written notice of such determination to the Borrower, the Swingline Lender, the Issuing Bank and each Lender.

“Deficiency Notification Date” has the meaning assigned to such term in Section 3.04(c)(ii).

“Deposit Accounts” means, collectively, all “deposit accounts” (as such term is defined in the UCC) of the Loan Parties, and in any event shall include all accounts and sub-accounts relating to any of the foregoing accounts.

“Deposit Account Control Agreement” means an agreement in form and substance reasonably acceptable to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account. For purposes of this definition, “Control” means “control” within the meaning of Section 9-104 of the UCC.

“Designated Third Party Hedge Providers” means, (a) BP Energy Company, a Delaware corporation and (b) any other Person designated by the Administrative Agent and the Borrower as a “Designated Third Party Hedge Provider”.

“Disposition” means the sale, assignment, transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction, Division, or any sale or issuance of Equity Interests by way of a merger or otherwise) of any Property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and also including any unwind or other monetization of any commodity Hedge Agreement. The term “Dispose” has a meaning correlative thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Disqualified Lender” means any Person (a) identified in writing by the Borrower to the Administrative Agent from time to time to the extent such Person is a competitor of the Borrower or any of its Restricted Subsidiaries, or (b) that is a clearly identifiable Affiliate of any such Person described in clause (a) that is clearly identifiable as such on the basis of such Affiliate’s name.

“Division” means, with respect to any Person, a division of or by such Person into two or more Persons pursuant to the laws of the jurisdiction of any such Person’s organization. “Divide” shall have the correlative meaning to Division.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Early Year Reserve Report” has the meaning assigned to such term in Section 8.11(a).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission (determined after giving effect to any keepwell, support or other agreement for the benefit of the applicable Person and any and all guarantees of such Person’s Hedge Obligations by any other Person under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act).

“EEA Financial Institution” means (a) any credit institution or investment fund established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02), which date is March 4, 2026.

“Electronic Signature” means an electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Claim” means any action, order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with or violation of any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any and all Governmental Requirements insofar as they pertain in any way to human health and safety (insofar as either may be affected by a Release of, or exposure to, Hazardous Materials), the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any other Group Member is conducting, or at any time has conducted, business, or where any Property of the Borrower or any other Group Member is located, including the Oil Pollution Act of 1990, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Natural Gas Pipeline Safety Act of 1968, the Hazardous Liquid Pipeline Safety Act of 1979, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“EQV” means EQV Ventures Acquisition Corp., a Cayman Islands exempted company.

“EQV Holdings” means Prometheus Holdings LLC, a Delaware limited liability company.

“EQV Merger” means the “Merger” under as defined in the EQVR Merger Agreement.

“EQV Merger Sub” means Prometheus PubCo Merger Sub Inc., a Delaware corporation.

“EQV Parties” means EQV, EQV Merger Sub, EQV Holdings, Company Merger Sub and Parent.

“EQV Resources” means EQV Resources LLC, a Delaware limited liability company.

“EQV Resources Intermediate” means EQV Resources Intermediate LLC, a Delaware limited liability company.

“EQVR Merger Agreement” means the Agreement and Plan of Merger dated August 5, 2025 by and among (a) EQV, (b) Parent, (c) EQVR Merger Sub, (d) EQV Resources, (e) EQV Resources Intermediate, and (f) Company, including all exhibits and schedules thereto.

“EQVR Merger Sub” means EQVR Merger Sub LLC, a Delaware limited liability company.

“EQVR Representations” means the representations made by or on behalf of EQV Resources in the EQVR Merger Agreement as are material to the interests of the Lenders, but only to the extent that Company or any of the EQV Parties (or any of its affiliates) has the right (without regard to notice or lapse of time or both) to terminate its obligations under the EQVR Merger Agreement or decline to consummate the transactions contemplated by the EQVR Merger Agreement as a result of a breach of such representations in the EQVR Merger Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Group Member would be deemed to be a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Plan, (b) the withdrawal of the Borrower or any of its Restricted Subsidiaries or ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or a Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that could reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower, any of its Restricted Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) the occurrence of a non-exempt Prohibited Transaction for which the Borrower or any of its Restricted Subsidiaries could reasonably be expected to incur any liability.

“Erroneous Payment” has the meaning assigned to such term in Section 11.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 11.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 11.14(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 11.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) landlord’s liens and operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not more than 30 days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, participation agreements, division orders, contracts for the sale, transportation, gathering, or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, service agreements, supply agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Group Member or materially impair the value of such Property subject thereto;

(e) (i) banker’s liens, rights of set-off or similar rights and remedies, in each case arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Group Member to provide collateral to the depository institution to secure any Indebtedness (other than pursuant to the Loan Documents), and (ii) Liens in favor of depository banks arising in the ordinary course of business under documentation governing deposit accounts which Liens burden only the applicable deposit accounts and secure the payment of returned items, settlement item amounts, customary bank fees for maintaining said deposit accounts, and similar items and fees;

(f) zoning and land use requirements, easements, restrictions, rights of way, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Group Member for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Group Member or materially impair the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of (or to secure letters of credit that secure performance solely of) tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, and other obligations of a like nature incurred in the ordinary course of the Loan Parties’ business or in the ordinary course in the oil and gas business generally and not in connection with the borrowing of money;

(h) judgment and attachment Liens not giving rise to an Event of Default;

(i) minor defects or other irregularities in title or zoning and other restrictions that do not secure any Indebtedness and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Group Member or materially impair the value of such Property subject thereto;

(j) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of such Governmental Authority and all rights to consent by, required notices to, filings with or other actions by a Governmental Authority affecting any Oil and Gas Property;

(k) consents to assignment and similar contractual provisions affecting an Oil and Gas Property, including customary preferential rights to purchase and calls on production by sellers relating to Hydrocarbon Interests acquired by any Group Member;

(l) Liens arising from precautionary UCC financing statement or similar filings;

(m) Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement, in order to secure only the obligations of the Borrower or any of its Restricted Subsidiaries in connection with such agreement;

(n) Liens, titles and interests of lessors (including sub-lessors) of Property leased by such lessors to any Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and such Group Member’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which such Group Member’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of any Group Member and do not encumber Property of any Group Member other than the Property that is the subject of such leases and items located thereon;

(o) Liens, titles and interests of licensors of software and other intangible Property licensed by such licensors to any Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the such Group Member’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which such Group Member’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of any Group Member and do not encumber Property of any Group Member other than the Property that is the subject of such licenses;

(p) Liens of issuers of commercial letters of credit or similar undertakings on the goods that are the subject of such letters of credit or undertakings; and

(q) Title Deficiencies;

provided, however, that (1) the Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced unless such action is contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP and (2) no intention to subordinate the first priority Lien otherwise granted in favor of the Administrative Agent and the other Secured Parties is to be hereby implied or expressed by the permitted existence of any Excepted Liens.

“Excess Cash Amount” has the meaning assigned to such term in Section 3.04(c)(v).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) any Deposit Account or Securities Account that is used by any Loan Party exclusively for royalty suspense amounts or other third party funds or for trust, payroll, payroll taxes and other employee wage and benefit payments, (b) zero balance accounts, (c) exclusively used as an escrow account or as a fiduciary or trust account or other account that is contractually obligated to be segregated from the other assets of the Loan Parties, in each case, for the benefit of unaffiliated third parties and (d) each other Deposit Account or Securities Account of any Loan Party to the extent that the aggregate balance of cash or cash equivalents held in all such other Deposit Accounts and Securities Accounts does not exceed $250,000 at any time.

“Excluded Hedge Obligation” means, with respect to any Loan Party, any Hedge Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedge Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Hedge Obligation (such determination is to be made after giving effect to Section 8.13(c) and any other applicable keepwell, support or other agreement for the benefit of such Loan Party). If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Property” has the meaning set forth in the Guaranty and Collateral Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit, Swingline Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit, Swingline Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.05) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit, Swingline Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 7.25.

“Existing Debt” means indebtedness evidenced by the WAB RBL and the Cibolo Loan.

“Existing Oil and Gas Properties” means the Oil and Gas Properties of the Loan Parties held by the Loan Parties as of the Effective Date.

“Existing Subsidiaries” means the Subsidiaries of the Borrower identified on Schedule 1.01(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Fee Letters” means, collectively, (a) the Debt Advisory Fee Letter dated as of August 5, 2025 between Company and Citizens Bank, as amended by that certain Amendment to Debt Advisory Fee Letter dated as of March 3, 2026, (b) the Lead Arranger Fee Letter dated as of August 5, 2025 between Company and Citizens Bank and (c) any fee letters entered into after the Effective Date among the Borrower, on the one hand, and the Administrative Agent, the Arranger and/or any additional arrangers or agents appointed after the Effective Date (with the consent of the Arranger), on the other hand.

“Financial Covenants” has the meaning assigned to such term in Section 10.03.

“Financial Officer” means, for any Loan Party, the chief executive officer, chief financial officer, principal accounting officer, treasurer, controller, senior vice president-finance, vice president-finance, or any assistant treasurer of such Loan Party (or of the Manager on behalf of such Loan Party), or any other officer with substantially similar responsibilities as any of the foregoing officers of such Loan Party (or of the Manager on behalf of such Loan Party). Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“fiscal quarter” means each fiscal quarter ending on the last day of each March, June, September and December.

“fiscal year” means each fiscal year of the Borrower for accounting and tax purposes, ending on December 31 of each year.

“Floor” means 0.00% per annum.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow” means, for any Applicable FCF Period, the sum of (without duplication):

(a) Consolidated EBITDAX for such Applicable FCF Period, plus

(b) the amount, if any, by which Net Working Capital decreased during such Applicable FCF Period (except as a result of the reclassification of items from short-term to long-term and vice versa and decreases from dispositions or acquisitions by the Borrower or any Restricted Subsidiary completed during such Applicable FCF Period), plus

(c) the amount, if any, of net cash proceeds received during such Applicable FCF Period from Dispositions of Property permitted under this Agreement, less any required prepayment of Loans in connection with a Borrowing Base Deficiency occurring as a result of such Dispositions (provided that, in no event shall the aggregate amount added to Free Cash Flow under this clause (c) during any Applicable FCF Period exceed fifty percent (50%) of Free Cash Flow for such Applicable FCF Period, calculated before giving effect to this clause (c)), minus

(d) the amount, if any, by which Net Working Capital increased during such Applicable FCF Period (except as a result of the reclassification of items from long-term to short-term or vice-versa and increases from dispositions or acquisitions of a Person or business unit by the Borrower or any Restricted Subsidiary completed during such Applicable FCF Period), minus

(e) the aggregate amount of Capital Expenditures incurred by the Borrower or any Restricted Subsidiary for such Applicable FCF Period, to the extent paid in cash, minus

(f) Consolidated Interest Expense for such Applicable FCF Period, to the extent paid in cash, minus

(g) Taxes paid in cash by the Borrower or any Restricted Subsidiary during such Applicable FCF Period, minus

(h) to the extent funded with internally generated cash flow, the aggregate amount of all regularly scheduled principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries made in cash during such Applicable FCF Period (including the principal component of scheduled payments in respect of Capital Lease Obligations, but excluding any repayments under any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), minus

(i) the aggregate amount of (i) all voluntary prepayments of the Loans during such Applicable FCF Period, and (ii) all prepayments of the Loans made pursuant to Section 3.04(c) during such Applicable FCF Period in order to reduce or eliminate a Borrowing Base Deficiency, minus

(j) the aggregate amount of all Restricted Payments made pursuant to Section 9.04(e) during the applicable fiscal quarter from Free Cash Flow for such Applicable FCF Period, minus

(k) the aggregate amount of all Investments made pursuant to Section 9.05(m) during the applicable fiscal quarter from Free Cash Flow for such Applicable FCF Period, minus

(l) exploration expenses paid in cash during such Applicable FCF Period by Borrower and its Consolidated Restricted Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than such Defaulting Lender’s LC Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than such Defaulting Lender’s Swingline Exposure that has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial bank loans and similar extensions of credit in the ordinary course of its business.

“Fund ERISA Affiliate” means an ERISA Affiliate that is not a Group Member.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Group Members” means the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services (even if such property, securities or services are never received) for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee in accordance with GAAP.

“Guarantors” means each of Borrower’s current and future direct and indirect Subsidiaries, including without limitation, the Specified Subsidiaries other than the Unrestricted Subsidiaries and Immaterial Subsidiaries.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement dated as of the Effective Date and executed by the Loan Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste (including drilling fluids and any produced water), crude oil, and any components, fractions or derivatives thereof; and (c) radioactive materials (including those that are naturally occurring), explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.

“Hedge Agreement” means (a) any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided, however, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Hedge Agreement.

“Hedge Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Hedge Provider Intercreditor Agreement” means the Intercreditor Agreement dated as of the Effective Date, by and among the Administrative Agent, each Third Party Secured Hedge Provider party thereto and the Loan Parties.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined by the counterparties to such Hedge Agreements.

“Hedging Deadline” has the meaning assigned to such term in Section 8.15(b).

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, fee interests, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature and all rents, profits, proceeds, products, revenues and other incomes from or attributable to any of the foregoing interests. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests owned at the time in question by the Loan Parties.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person, including all oil in tanks.

“Immaterial Subsidiaries” means Subsidiaries to the extent that the aggregate total assets or total revenue of all such Subsidiaries do not exceed $2,500,000 at any time.

“Increasing Lender” has the meaning assigned to such term in Section 2.09(a).

“Incremental Increase” has the meaning assigned to such term in Section 2.09(a).

“Indebtedness” means, for any Person, the sum of the following (without duplication):

(a) all obligations of such Person for borrowed money or evidenced by bonds (other than surety and other bonds described in clause (b) below), bankers’ acceptances, debentures, notes or other similar instruments;

(b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit and surety bonds (or performance or other similar bonds) and similar instruments;

(c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services;

(d) all Capital Lease Obligations;

(e) all obligations under Synthetic Leases;

(f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person (but to the extent such Indebtedness is limited in recourse with respect to such Person, the amount of such Indebtedness shall be limited to the greater of (i) the fair market value of such Property subject to such Lien and (ii) the principal amount of the obligations or liability with respect to which recourse exists to such Person);

(g) all Guarantees of such Person with respect to any Indebtedness (as defined in the other clauses of this definition) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee;

(h) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, made more than one month in advance of the month in which the commodities, goods or services are to be delivered, other than in the ordinary course of business;

(i) [reserved];

(j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(k) Disqualified Capital Stock; and

(l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment;

provided, however, that “Indebtedness” does not include (i) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (ii) endorsements of instruments for collection or deposit in the ordinary course of business; or (iii) obligations in respect of Hedge Agreements.

The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or any Lender Parent of a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Lender.

“Initial Financial Statements” has the meaning assigned such term in Section 7.04(a).

“Initial Hedge Summary” has the meaning assigned such term in Section 6.01(s).

“Initial Quarter” has the meaning assigned to such term in Section 9.04(e).

“Initial Reserve Report” means, collectively: (a) the reserve report prepared by the Specified Subsidiaries’ internal petroleum engineers and dated effective as of January 1, 2026 covering the Oil and Gas Properties of Presidio WAB, and (b) the reserve report prepared by Specified Subsidiaries’ internal petroleum engineers and dated effective as of January 1, 2026 covering the Oil and Gas Properties of EQV Resources.

“Interest Election Request” means a notice of a conversion of Loans from one Type to the other or a continuation of SOFR Loans delivered pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date, (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the last Business Day of each calendar month and the earlier of the maturity date selected therefor pursuant to Section 2.10(b)(ii) and the Maturity Date.

“Interest Period” means, with respect to any applicable Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect in the applicable Borrowing Request (in each case, subject to the availability thereof), provided that: (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period in respect of any Loan shall end after the Maturity Date and (d) no tenor that has been removed from this definition by the Administrative Agent as and to the extent permitted pursuant to Section 3.03(b) shall be available for Borrower’s election in any Borrowing Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of goods or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of any Oil and Gas Properties of another Person or any other Properties, in each case, constituting a business unit of another Person; or (d) the entering into of any Guarantee by such Person of Indebtedness of any other Person and (without duplication) any amount committed to be advanced, loaned or extended to such other Person.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance).

“Issuing Bank” means (a) Citizens Bank in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i) or Section 2.08(j), and (b) any one or more additional issuing banks designated by the Borrower pursuant to Section 2.08(i) and their respective successors in such capacity as provided in Section 2.08(i) or Section 2.08(j). At any time there is more than one (1) Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Participation Fee” has the meaning assigned to such term in Section 3.05(b).

“LC Commitment” means, at any time, the lesser of (x) $10,000,000 and (y) the greater of (i) ten percent (10%) of the Borrowing Base in effect at such time and (ii) $5,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender but does not include the Administrative Agent or any Issuing Bank in their respective capacities as the Administrative Agent or as an Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Agreements” means all Letter of Credit Applications, instruments or other documents and other agreements (including any amendments, modifications or supplements thereto), in each case submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit (whether of general applicability or applicable only to such Letter of Credit).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations that burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Loan Parties shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Revolving Notes, the Letter of Credit Agreements, the Swingline Loan Notes, the Letters of Credit, the Security Instruments, the Hedge Provider Intercreditor Agreement and the Fee Letters, including any amendments, waivers or supplements to any of the foregoing executed and delivered by any Loan Party, and each other document, instrument, certificate and agreement designated as a Loan Document by any of the Loan Parties and the Administrative Agent from time to time; provided, however, that “Loan Document” shall not include any Secured Hedge Agreement or Secured Cash Management Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including Swingline Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Majority Lenders” means (a) at any time when there is only one Lender, such Lender, (b) at any time when there are only two Lenders, both Lenders, and (c) at any time when there are more than two Lenders and (i) there are no Loans or LC Exposures outstanding at such time, any combination of two or more Lenders holding more than fifty percent (50%) of the aggregate amount of the Lenders’ Commitments at such time, or (ii) there are any Loans or LC Exposures outstanding at such time, any combination of two or more Lenders having Revolving Credit Exposures representing more than fifty percent (50%) of the Aggregate Credit Exposure at such time; provided, however, that with respect to clause (c) above, the Commitment of, and the Revolving Credit Exposure of, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders pursuant to such clause.

“Manager” means Prometheus Holdings LLC, a Delaware limited liability company, manager of each Loan Party.

“Material Adverse Effect” means a material adverse effect on, or a material adverse change in, (a) the operations, business, assets, liabilities or financial condition of the Loan Parties, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of the Administrative Agent or any Lender under any Loan Document.

“Material Contract” means (a) any contract or agreement of any Loan Party involving monetary liability of or to any such Person in any year in excess of the Threshold Amount (calculated as of the time such contract or agreement is executed or amended (other than those contracts or agreements that were executed prior to the Effective Date, in which case the Threshold Amount shall be calculated as of the Effective Date or such later date on which such contract or agreement is amended, if any)), and (b) any other contract or agreement of any Loan Party the breach, non-performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements, of any Material Indebtedness Obligor in an aggregate principal amount (including undrawn committed or available amounts) exceeding (i) in the case of any Material Indebtedness Obligor described in clause (a) or (b) of the definition thereof, the Threshold Amount, and (ii) in the case of any Material Indebtedness Obligor described in clause (c) of the definition thereof, the Parent Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Material Indebtedness Obligor in respect of any Hedge Agreement at any time shall be the Hedge Termination Value in respect of such Hedge Agreement at such time.

“Material Indebtedness Obligor” means (a) any Loan Party, (b) any Affiliate of the Loan Parties or the Parent that is an obligor (including any guarantor) under an ABS Financing Transaction, and (c) the Parent.

“Maturity Date” means March 4, 2030.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Merger Agreements” means the Business Combination Agreement and EQVR Merger Agreement.

“Money Laundering Laws” means any law governing conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership or control of money (including currency or equivalents, e.g., checks, electronic transfers, etc.) to avoid a transaction reporting requirement under state or federal law or to disguise the fact that the money was acquired by illegal means.

“Monthly Test Date” has the meaning assigned to such term in Section 3.04(c)(v).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each of the mortgages, deeds of trust or other real property security documents encumbering any Oil and Gas Properties or other real property executed by any one or more Loan Parties for the benefit of the Administrative Agent as security for the Secured Obligations, and “Mortgages” means all of such Mortgages collectively.

“Mortgaged Property” means any Oil and Gas Property or other Property owned by any Loan Party which is subject to a Lien under any Mortgage.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and (i) to which the Borrower, a Restricted Subsidiary or an ERISA Affiliate is making or accruing an obligation to make contributions or was obligated to make contributions within the last six (6) years, or (ii) with respect to which the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate otherwise has any liability (contingent or otherwise).

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its Restricted Subsidiaries as of such date (excluding (i) cash and cash equivalents, (ii) non-cash assets under FAS 133 or ASC 815, (iii) receivables or other amounts owing from any Affiliate of the Borrower and (iv) amounts related to current or deferred income taxes), minus (b) the consolidated current liabilities of the Borrower and its Restricted Subsidiaries as of such date (excluding (i) current liabilities in respect of Indebtedness, (ii) non-cash liabilities under FAS 133 or ASC 815 and (iii) amounts related to current or deferred income taxes). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Consenting Lender” means any Lender that does not approve (i) any amendment, waiver or consent of or under any Loan Document that requires the approval of all Lenders (so long as the consent of the Required Lenders has been obtained), all affected Lenders (so long as the consent of the Required Lenders has been obtained) or the Required Lenders (so long as the consent of the Majority Lenders has been obtained) in accordance with the terms of Section 12.02 or (ii) any Proposed Borrowing Base that would increase the then-current Borrowing Base and has been approved by the Required Lenders.

“Note” means a Revolving Note and/or a Swingline Loan Note, as the context requires.

“Novated Hedges” means all of the Hedge Agreements of EQV Resources that exist on the Effective Date, as identified in the Initial Hedge Summary.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all obligations with respect to Letters of Credit (including unreimbursed LC Disbursements), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any Indemnitee or other indemnified party, individually or collectively (whether existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise) arising or incurred under this Agreement or any of the other Loan Documents or otherwise in respect of any of the Loans or any of the Letters of Credit.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Oil and Gas Business” means the business of acquiring, exploring, drilling, exploiting, developing, producing, operating, treating, storing, gathering, processing, and selling oil and gas and the products thereof, together with activities (including physical and financial hedging and swapping) that are ancillary thereto and reasonable extensions thereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements and other agreements which relate to any of the Hydrocarbon Interests or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, including all compressor sites, settling ponds and equipment or pipe yards; and (g) all Properties, rights, titles, interests and estates described or referred to above whether now owned or hereinafter acquired, situated upon, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned at the time in question by the Loan Parties.

“Operator” means Presidio Petroleum LLC, a Delaware limited liability company.

“Operator Lien Subordination Agreement” means that certain Operator Lien Subordination Agreement, dated effective on or about the date hereof, made by the Operator in favor of the Administrative Agent.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction) of such corporation; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement of such limited liability company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such entity and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, Swingline Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).

“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Parent” means Prometheus PubCo Inc., a Delaware corporation, which will be re-named Presidio Production Company immediately following the consummation of the Business Combination.

“Parent Threshold Amount” means, as of any date of determination, an amount equal to the greater of (a) seven and one-half percent (7.5%) of the Borrowing Base then in effect and (b) $15,000,000.

“Participant” has the meaning assigned to such term in Section 12.04(c).

“Participant Register” has the meaning assigned to such term in Section 12.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent expense reimbursement and indemnification obligations for which no claim has been received by any Loan Party) shall have been paid in full, (c) all Letters of Credit (other than Letters of Credit with respect to which other arrangements satisfactory to the Issuing Bank and the Borrower have been made) shall have expired or terminated (or shall have been Cash Collateralized) and all LC Disbursements shall have been reimbursed, (d) all Secured Hedge Agreements have expired or terminated, and all amounts due under such Secured Hedge Agreements shall have been indefeasibly paid in full in cash (other than Secured Hedge Agreements as to which arrangements satisfactory to the applicable Secured Hedge Provider shall have been made) and (e) all Secured Cash Management Agreements have expired or terminated, and all amounts due under such Secured Cash Management Agreements shall have been indefeasibly paid in full in cash (other than Secured Cash Management Agreements as to which arrangements satisfactory to the applicable Secured Cash Management Provider shall have been made).

“Payment Recipient” has the meaning assigned to such term in Section 11.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Investments” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in certificates of deposit, banker’s acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposits with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)  money market funds that (x) (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 or (y) that otherwise invest exclusively in investments described in clauses (a), b) and (c) hereof.

“Permitted Mortgaged Property Liens” means (a) in the case of Liens on Mortgaged Property which constitutes Oil and Gas Properties, Excepted Liens identified in clauses (a) to (d), (f), (h), (i), (j), (k), (l), (n) and (q) of the definition thereof, but subject to the proviso at the end of such definition and (b) in the case of Liens on Mortgaged Property which does not constitute real property, any Liens permitted under Section 9.03.

“Permitted Tax Distribution” means (a) dividends or distributions by a Borrower (or any of its Subsidiaries) to any direct or indirect parent of such Borrower in an amount required for any such direct or indirect parent to pay franchise and similar taxes attributable to such parent’s direct or indirect ownership of Equity Interests in Borrower, and (b) with respect to any taxable period or portion thereof during which the Borrower is a disregarded entity or partnership for United States federal and applicable state and local income Tax purposes, dividends or distributions by such Borrower, on or prior to each applicable estimated tax payment due date as well as each other applicable tax due date, to the direct or indirect holders of Equity Interests in the Borrower such that each holder receives, in the aggregate for such period, payments or distributions from such Borrower in an amount necessary to enable such equity holder to pay its U.S. federal, state and/or local income Taxes (as applicable) (including any estimated Taxes payable) attributable to its direct or indirect ownership of Equity Interests in the Borrower and its Subsidiaries with respect to such taxable period, (assuming that each such equity holder is subject to Tax at the highest combined marginal federal, state, and/or local income Tax rate (including Medicare contribution taxes imposed on net investment income and self-employment taxes) applicable an individual, or if higher, a corporation, resident in New York, New York or San Francisco, California (whichever is greater) for such taxable period), determined by taking into account any cumulative net taxable loss of the Borrower and its Subsidiaries for prior taxable periods ending after the Effective Date to the extent such loss is of a character that would allow such loss to be available to such equity holders to reduce such attributable taxes of such equity holders in the current taxable period (taking into account any limitations on the utilizations of such loss to reduce such taxes and to the extent such loss had not already been utilized), and taking into account any adjustment to such holder’s taxable income attributable to its ownership of Equity Interests in Borrower and its Subsidiaries as a result of any tax examination, audit or adjustment with respect to any taxable period or portion thereof beginning after the Effective Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (ii) otherwise has any liability (contingent or otherwise).

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Presidio Holdings” means Presidio Holding Company LLC, a Delaware limited liability company.

“Presidio WAB” means Presidio WAB LLC, a Texas limited liability company.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to the calculation of the Consolidated Total Net Leverage Ratio in connection with any Restricted Payment to be made pursuant to Section 9.04(e) or Section 9.04(f), such calculation will be made on a pro forma basis giving pro forma effect to (i) such Restricted Payment and (ii) any Material Acquisition, Material Disposition or issuance, incurrence, assumption or repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, such transaction), in each case that has occurred subsequent to the end of (x) the Applicable FCF Period or (y) the most recently ended fiscal quarter for which financial statements have been delivered or are required to be delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable, but prior to or simultaneously with such Restricted Payment, as if each such event occurred on the first day of (A) the Applicable FCF Period or (B) the most recently ended fiscal quarter for which financial statements have been delivered or are required to be delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable. Pro forma calculations made pursuant to this definition shall be determined in good faith by a Responsible Officer of the Borrower and with supporting documentation reasonably acceptable to the Administrative Agent.

“Production Forecast Update” means the delivery of additional information in form and substance reasonably satisfactory to the Administrative Agent with respect to updated projections of reasonably anticipated production from Oil and Gas Properties to be acquired by any Loan Party, or new wells or other production improvements on Oil and Gas Properties (net of dispositions, well shut-ins and other reductions of, or decreases to, production) included in the most recently delivered Reserve Report. Each Production Forecast Update shall provide updated information with respect to all Oil and Gas Properties included in the most recently delivered Reserve Report.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights, including any Oil and Gas Property.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Oil and Gas Properties” means Oil and Gas Properties of the Loan Parties to which Proved Reserves are attributed in the Reserve Report most recently delivered at the time in question.

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are defined and classified as “Proved Reserves”, which include the following: (a) “Proved Developed Producing Reserves”, (b) “Proved Developed Non-Producing Reserves” and (c) “Proved Undeveloped Reserves”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-9” means, with respect to any Proved Reserves attributable to any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Loan Parties’ collective interests in such Proved Reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck provided to the Borrower by the Administrative Agent.

“RCRA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Refinancing” means all existing third-party debt for borrowed money of each of EQV Resources and Presidio WAB (other than (a) indebtedness permitted to be retained under the Loan Documents and (b) certain other indebtedness that the Loan Documents permit to remain outstanding after the Effective Date) will be repaid, redeemed, defeased, discharged, refinanced or terminated, all commitments thereunder will be terminated and all Liens and guarantees in support thereof will be released or terminated.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors (including attorneys, accountants and experts) and representatives of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Work” has the meaning assigned to such term in Section 8.09.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than such an event as to which the provision of thirty (30) days’ notice to the PBGC is waived under applicable regulations.

“Required Lenders” means (a) at any time when there is only one Lender, such Lender, and (b) at any time when there is more than one Lender and (i) there are no Loans or LC Exposures outstanding at such time, any combination of two or more Lenders holding more than sixty-six two-thirds percent (66-2/3%) of the aggregate amount of the Lenders’ Commitments at such time, or (ii) there are Loans or LC Exposures outstanding at such time, any combination of two or more Lenders having Revolving Credit Exposures representing more than sixty-six two-thirds percent (66-2/3%) of the Aggregate Credit Exposure at such time; provided, however, that with respect to clause (b) above, the Commitment of, and the Revolving Credit Exposure of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Report” means the Initial Reserve Report and each other report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.11(a) (or such other date in the event of an Interim Redetermination), the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties located in the United States of America, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Reserve Report Certificate” has the meaning set forth in Section 8.11(c).

“Responsible Officer” means, as to any Loan Party, the president, any Financial Officer or any vice president of such Loan Party (or of the Manager on behalf of such Loan Party). Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Borrower’s (or any such Restricted Subsidiary’s) stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans, including its Swingline Exposure, plus (b) its LC Exposure at such time.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender pursuant to Section 2.01 and being substantially in the form of Exhibit A-1, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea regions of Ukraine).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third party be blocked, (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Schedule Update Date” means each date on which the certificate described in Section 8.01(d) is, or is required to be, delivered hereunder.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the U.S. Securities and Exchange Commission (or successor thereto or an analogous Governmental Authority).

“Secured Cash Management Agreement” means an agreement related to Cash Management Services between (a) any Loan Party and (b) a Secured Cash Management Provider.

“Secured Cash Management Provider” means, with respect to any agreement related to Cash Management Services, a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent who is the counterparty to any agreement.

“Secured Hedge Agreement” means a Hedge Agreement between any Loan Party and a Secured Hedge Provider.

“Secured Hedge Providers” means, collectively, each Bank Group Secured Hedge Provider and each Third Party Secured Hedge Provider.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all payment or other obligations owing by any Loan Party under any Secured Hedge Agreement and (c) all payment and other obligations owing by any Loan Party under any Secured Cash Management Agreement; provided, however, that the term “Secured Obligations” excludes any Excluded Hedge Obligations.

“Secured Parties” means, collectively, the Administrative Agent, each Lender (including the Swingline Lender), the Issuing Bank, each Secured Cash Management Provider, each Secured Hedge Provider, each Indemnitee, each other Agent and any other Person owed Secured Obligations, and “Secured Party” means any of them individually.

“Securities Accounts” means, collectively, all “securities accounts” (as such term is defined in the UCC).

“Securities Account Control Agreement” means an agreement in form and substance reasonably acceptable to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account. For purposes of this definition, “Control” means “control” within the meaning of Section 8-106 of the UCC.

“Security Instruments” means, collectively, the Guaranty and Collateral Agreement, the Mortgages and all other agreements, instruments and documents executed by any Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” means, in reference to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person will exceed its debts and liabilities (subordinated, contingent or otherwise); (ii) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities (subordinated, contingent or otherwise), as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Specified Cap” means, at any time, the greater of (a) $10,000,000 and (b) twenty percent (20%) of the Borrowing Base in effect at such time; provided that the amount under this clause (b) shall not exceed $25,000,000.

“Specified Counterparty” means, in respect of any Hedge Agreement that is required to be entered into in accordance with Section 8.15, (a) any Lender or any Affiliate of a Lender that is willing and able to provide such Hedge Agreement to any Loan Party (each, a “Qualified Lender Party Hedge Provider”) and (b) any Designated Third Party Hedge Provider.

“Specified Equity Contribution” means at any time, without duplication, the amount of cash proceeds received by the Borrower from an issuance of Equity Interests (other than Disqualified Capital Stock) or from cash capital contributions to the Borrower, which in each case is made for the purpose of curing a failure to comply with either Section 9.01(a) or Section 9.01(b) that would otherwise occur, but for the exercise of a Cure Right pursuant to Section 10.03.

“Specified Representations” means the representations and warranties set forth in Section 7.01, Section 7.02, Section 7.03, Section 7.08, Section 7.20, Section 7.22, Section 7.23, Section 7.25 and Section 7.26.

“Specified Subsidiaries” means Presidio WAB and EQV Resources.

“Strip Price” means, as of any date, with respect to a Hedge Agreement of a particular tenor (the “Specified Tenor”), the corresponding monthly quoted futures contract price for crude oil or natural gas, as applicable, for the Specified Tenor, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing reasonably acceptable to the Administrative Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations); provided, however, in the event that the NYMEX no longer provides futures contract price quotes for crude oil or natural gas for the Specified Tenor, the longest period of quotes of less than the Specified Tenor shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX in this definition.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other business entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Swingline Borrowing” means any Borrowing of Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citizens Bank in its capacity as lender of Swingline Loans.

“Swingline Loan” means a Loan referred to and made pursuant to Section 2.10.

“Swingline Loan Note” means with respect to the Swingline Lender, a promissory note evidencing the Swingline Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit A-2.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.10(b), which, if in writing, shall be substantially in the form of Exhibit B-2.

“Swingline Sublimit” means $5,000,000. The Swingline Sublimit is a sublimit of the Commitments.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes (including value added taxes, or any other goods and services, use or sales taxes), levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means a rate per annum equal to the greater of (a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 4:00 p.m. (Houston time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day, and (b) the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (“CBA”) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CBA’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Third Party Secured Hedge Provider” means any Approved Counterparty (other than a Lender or an Affiliate of a Lender) that is (a) a counterparty under a Hedge Agreement to which any Loan Party is party and (b) party to the Hedge Provider Intercreditor Agreement.

“Three-Way Collar Hedging Transaction” means a transaction pursuant to which the Borrower or any Restricted Subsidiary enters into a Collar Hedging Transaction and also sells a put at a lower strike price than the put purchased in such Collar Hedging Transaction, which results in additional premium from selling such put and allows such Person to apply such premium to purchase a higher call strike price.

“Threshold Amount” means, as of any date of determination, an amount equal to the lesser of (a) seven and one-half percent (7.5%) of the Borrowing Base then in effect and (b) $15,000,000.

“Title Deficiencies” means title defects that exist with respect to Mortgaged Property that is described in and subject to the procedures set forth in Section 8.12(c).

“Total Available Amount” means, at any time, an amount equal to the lowest of (a) the Aggregate Maximum Credit Amount at such time, (b) the Borrowing Base at such time and (c) the Aggregate Commitments at such time.

“Total Leverage Covenant” has the meaning assigned to such term in Section 10.03.

“Transactions” means, collectively, (a) (i) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the Borrower’s grant of the security interests and provision of Collateral under the Security Instruments to which it is a party and (ii) with respect to each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the Guaranteeing of the Secured Obligations and the other obligations under the Guaranty and Collateral Agreement by such Loan Party and such Loan Party’s grant of the security interests and provision of Collateral under the other Security Instruments to which it is a party, (b) the consummation of the Business Combination, (c) the Refinancing, (d) any other transaction relating to or entered into in connection with any of the foregoing and (e) the payment of related fees and expenses to be paid in connection with the foregoing.

“Trigger Date” means the date on which financial statements for the first full fiscal quarter following the Effective Date are delivered to the Administrative Agent in accordance with Section 8.01(b).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Term SOFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the United Kingdom Financial Conduct Authority Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated as such on Schedule 1.01(b) or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.22(b) and (b) any direct or indirect Subsidiary of any Subsidiary described in clause (a), in each case that meets the following requirements.

(i) such Subsidiary shall at all times be in compliance with the requirements of Section 9.22;

(ii) such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding and related transactions are in compliance with Section 9.14;

(iii) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional capital stock of such Person or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv) no Investment has been made in such Subsidiary in violation of Section 9.04.

If at any time any Unrestricted Subsidiary fails to meet the preceding requirements for classification hereunder as an Unrestricted Subsidiary, it shall thereafter be deemed a Restricted Subsidiary for purposes of this Agreement, and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 9.01 or Section 9.02, the Borrower shall be in default of the applicable covenant.

In no event shall any of the Existing Subsidiaries be designated as an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code; provided that, solely for purposes of Section 7.28 and Section 9.24, “U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).

“WAB RBL” means the Loan Agreement by and among Presidio WAB LLC, as borrower, the Company, as a guarantor, the subsidiary guarantors from time-to-time party thereto, and SouthState Bank, as lender, dated as of July 2, 2025 and the “Loan Documents” as defined thereunder, in each case, as may have been amended, amended and restated or otherwise modified.

“Wholly-Owned Restricted Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully diluted basis, are owned by the Borrower, the other Loan Parties and/or one or more Wholly-Owned Restricted Subsidiaries.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “SOFR Loan” or a “SOFR Borrowing”).

Section 1.03. Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein and in the other Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein and in the other Loan Documents) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and “until” means “to but excluding” and the word “through” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (h) any reference herein to “knowledge of the Borrower” or to “the Borrower’s knowledge” shall be construed to mean the knowledge of a Responsible Officer of the Borrower. The word “or” is not exclusive. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision contained in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.

(b) Notwithstanding anything to the contrary in this Agreement, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of such ratios, all Unrestricted Subsidiaries and their Subsidiaries (including their assets, liabilities, income, losses, cash flows and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its Subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by the Borrower or such Restricted Subsidiary, as applicable.

Section 1.05. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Alternate Base Rate, the Benchmark, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (b) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (c) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (d) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07. Independent Effect. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of a representation or warranty hereunder.

Article II
THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the Total Available Amount at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02. Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan or purchase participations in Letters of Credit and Swingline Loans required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, however, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans or purchase participation in Letters of Credits and Swingline Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 3.03, 5.01, 5.02 and 5.03 shall apply to such Affiliate to the same extent as to such Lender); provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided, however, that an ABR Borrowing may be in an aggregate amount that is equal to the Availability at such time or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided, however, that there shall not at any time be more than a total of ten (10) SOFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Borrowing which shall be made in accordance with Section 2.10(b)), the Borrower shall give the Administrative Agent a Borrowing Request, which may be given by telephone and which shall be irrevocable (subject to Section 3.03) once given, (a) in the case of a SOFR Borrowing, not later than 1:00 p.m., Houston, Texas time, three (3) Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, on the date of the proposed Borrowing; provided, however, that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) or to refinance, or purchase the participation in, a Swingline Loan in accordance with Section 2.10. Each telephonic notice by the Borrower pursuant to this Section 2.03 must be confirmed promptly by hand delivery (or transmitted by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) of a written Borrowing Request, completed and signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall be signed by the Borrower and shall specify the following information in compliance with Section 2.02:

(i)  the aggregate principal amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv)  in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)  the amount of the then effective Borrowing Base, the current Aggregate Credit Exposure (without regard to the requested Borrowing) and the pro forma Aggregate Credit Exposure (giving effect to the requested Borrowing); and

(vi)  the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the Aggregate Credit Exposure to exceed the Total Available Amount at such time.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything in this Agreement to the contrary, no Swingline Loan may be converted into any Type of Loan other than an ABR Loan.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall give the Administrative Agent an Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable, subject to Section 3.03.

(c) Information in Interest Election Requests. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to the Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a SOFR Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and the Administrative Agent, at the request of the Required Lenders or acting in its discretion, so notifies the Borrower, then, so long as a Borrowing Base Deficiency exists, no outstanding Borrowing may be converted to or continued as a SOFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective) and, unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05. Funding of Borrowings.

(a) Funding by the Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 2:00 P.M., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided, however, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06. Termination and Reduction of Commitments and Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts are terminated by the Borrower, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i)  The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided, however, that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans and the Swingline Loans in accordance with Section 3.04(b), the Aggregate Credit Exposure would exceed the Total Available Amount at such time. If at any time, as a result of such a partial reduction or termination as provided in Section 2.06(a) and (b), the Aggregate Credit Exposure would exceed the Aggregate Maximum Credit Amounts, then the Borrower shall on the date of such reduction or Aggregate Maximum Credit Amounts, repay or prepay Borrowings or Swingline Loans (or a combination thereof) and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess as provided in Section 2.08(k).

(ii)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided, however, that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the failure of such condition to be satisfied shall not relieve the Borrower of its obligations under Section 5.02). Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07. Borrowing Base.

(a)  Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date thereafter, the Borrowing Base shall be $65,000,000.

(b)  Scheduled and Interim Redeterminations. After the Effective Date, the Borrowing Base shall be redetermined on a semi-annual basis in accordance with this Section 2.07 (each such redetermination, a “Scheduled Redetermination”). Subject to Section 2.07(c), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on or about May 1st or November 1st of each year, as applicable (with the first such Scheduled Redetermination to occur on or around May 1, 2026). In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, elect to cause the Borrowing Base to be redetermined one time between each Scheduled Redetermination, and (ii) the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, elect to cause the Borrowing Base to be redetermined one time between each Scheduled Redetermination (each redetermination referred to in this sentence being an “Interim Redetermination”), in each case, in accordance with this Section 2.07.

(c)  Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:

(i)  Upon receipt by the Administrative Agent of (A) the applicable Reserve Report and related Reserve Report Certificate and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.01 (as applicable) and Section 8.11, as may, from time to time, be reasonably requested by the Administrative Agent or the Required Lenders (the Reserve Report, related Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)  in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) in a timely and complete manner, then on or before the fifteenth (15th) day following the date of delivery (or such later date, within thirty (30) days of such date of delivery, to which the Borrower and the Administrative Agent agree) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)  in the case of an Interim Redetermination, promptly after the Administrative Agent has received the required completed Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i).

(iii)  Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all Lenders, and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders, in each case, as provided in this Section 2.07(c)(iii). Such decisions will be made by each Lender based upon such criteria as such Lender deems appropriate in its sole discretion and in accordance with each Lender’s normal and customary standards and practices for determining the value of oil and gas properties based upon its usual and customary criteria for reserve based lending as they exist from time to time (including the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and its Subsidiaries and the effect of hedging arrangements). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base, as applicable. If, at the end of such fifteen (15) day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of such Proposed Borrowing Base. If, at the end of such fifteen (15) day period, all Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such fifteen (15) day period, all Lenders or the Required Lenders, as applicable, have not approved the Proposed Borrowing Base as indicated above, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to all Lenders (in the case of any increase to the Borrowing Base, as applicable) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)  Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall deliver a notice (the “New Borrowing Base Notice”) to the Borrower and the Lenders regarding the amount of the redetermined Borrowing Base, and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)  in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) in a timely and complete manner and all of the Lenders or the Required Lenders, as applicable, have approved the Proposed Borrowing Base before May 1st or November 1st, as applicable, in each case pursuant to Section 2.07(c)(iii), then on or about May 1st or November 1st, as applicable, in each case as specified in such New Borrowing Base Notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) in a timely and complete manner, or if all of the Lenders or the Required Lenders, as applicable, have not approved the Proposed Borrowing Base before May 1st or November 1st, as applicable, pursuant to Section 2.07(c)(iii), then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)  in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under the Borrowing Base Adjustment Provisions, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)  Reduction of Borrowing Base Upon Sale of Properties and Termination of Hedge Agreements. Upon the occurrence of any Borrowing Base Property Disposition or any Borrowing Base Hedge Unwind, the Borrowing Base shall be immediately reduced by an amount equal to (x) the Borrowing Base Value of the Borrowing Base Properties that are subject to such Borrowing Base Property Disposition (except that, in the case of an Asset Swap, the amount of the reduction of the Borrowing Base shall be reduced (or eliminated) by an amount equal to the Borrowing Base Value of any Oil and Gas Properties acquired by the Borrower or any Loan Party as part of such Asset Swap to the extent such acquisition occurs within five (5) Business Days of the related disposition (such Borrowing Base Value as determined by the Administrative Agent in its sole discretion, which determination may be made in consultation with the Required Lenders)) or (y) the Borrowing Base Hedge Unwind Value with respect to such Borrowing Base Hedge Unwind, as applicable; provided, however, that, so long as no Borrowing Base Deficiency exists immediately prior to such Borrowing Base Property Disposition or Borrowing Base Hedge Unwind, as applicable, such reduction in the Borrowing Base shall not occur unless and until the sum of (A) the aggregate Borrowing Base Value of all Oil and Gas Properties subject to Borrowing Base Property Dispositions effected since the most recent Scheduled Redetermination Date and (B) the aggregate Borrowing Base Hedge Unwind Value with respect to all Borrowing Base Hedge Unwinds effected since the most recent Scheduled Redetermination Date equals or exceeds five percent (5%) of the total amount of the Borrowing Base in effect as of the most recent Scheduled Redetermination Date.

(f)  Administrative Agent Data. The Administrative Agent hereby agrees to provide promptly, and in any event within three (3) Business Days, following its receipt of a request by the Borrower, its then-current commodity price deck used in reserve-based oil and gas lending transactions.

Section 2.08. Letters of Credit.

(a)  General. Subject to the terms and conditions set forth herein and of any Letter of Credit Agreements required by the Issuing Bank, the Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or any of its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from the Effective Date until the day that is thirty (30) days prior to the end of the Availability Period; provided, however, that the Borrower may not request the issuance, amendment, renewal or extension of any Letter of Credit hereunder if a Borrowing Base Deficiency exists at such time or would immediately exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and no Issuing Bank shall issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

The Issuing Bank shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (i) or (ii) below, shall not issue any Letter of Credit) if:

(i)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank issuing such Letter of Credit, or any law applicable to the Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or direct that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date (for which the Issuing Bank is not otherwise compensated hereunder);

(ii)  the expiry date of such requested Letter of Credit would occur (A) more than one (1) year after the date of issuance or last renewal (or, with respect to any such Letter of Credit requested to be issued in favor of the Texas Railroad Commission as beneficiary thereunder, more than fifteen (15) months after the date of issuance or last renewal) or (B) on or after the date that is five Business Days prior to the Maturity Date;

(iii)  the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit or any laws binding upon the Issuing Bank;

(iv)  the Letter of Credit is to be denominated in a currency other than Dollars; or

(v)  subject to Section 4.05(d), any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Issuing Bank, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 4.05(c)(ii)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Restricted Subsidiary’s obligations as provided in the first sentence of this Section 2.08(a), the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 3.05(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not later than 1:00 p.m., Houston, Texas time, at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension (or such shorter period of time as may be agreed by the Issuing Bank)) a notice:

(i)  requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended;

(ii)  specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)  specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)  specifying the amount of such Letter of Credit;

(v)  specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)  specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current Aggregate Credit Exposure (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma Aggregate Credit Exposure (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure will not exceed the LC Commitment and (ii) the Aggregate Credit Exposure will not exceed the Total Available Amount at such time.

If requested by the Issuing Bank, the Borrower also shall submit a Letter of Credit Application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)  Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) unless a later date is otherwise agreed to in writing by the Issuing Bank and the Administrative Agent, the date that is one year after the date of issuance (or, if issued in favor of the Texas Railroad Commission, the date that is fifteen (15) months after the date of issuance) of such Letter of Credit (or in the case of any renewal or extension of a Letter of Credit, one year (or 15 months, as applicable) after such renewal or extension), and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year (or fifteen (15) month) tenor may provide for the renewal thereof for additional one-year periods (or fifteen (15) month periods) (so long as no such renewal violates the foregoing clause (ii)).

(d)  Participations. By the issuance of a Letter of Credit or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) if the Borrower shall have received notice on or before 10:00 A.M., Houston, Texas time, on the Business Day on which the Borrower shall have received noticed of any payment by the Issuing Bank under a Letter of Credit or (ii) if the Borrower shall have received notice later than 10:00 A.M., Houston, Texas time, on the Business Day immediately following the later of the Business Day on which the Borrower received such notice; provided, however, that, unless the Borrower has notified the Issuing Bank and Administrative Agent that it will, and does, reimburse such LC Disbursement by the required date and time, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.08(e) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any debtor relief law, (y) any Bail-In Action or (z) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty and Collateral Agreement or any other guarantee, for all or any of the Secured Obligations of any Loan Party in respect of such Letter of Credit, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, however, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise all requisite care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or other electronic transmission, if arrangements for doing so have been approved by the Administrative Agent) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided, however, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.08(e), then Section 3.02(c) shall apply. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank; Designation of Additional Issuing Banks.

(i)  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include a reference to such successor or to the replaced Issuing Bank, or to such successor and the replaced Issuing Bank, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)  From time to time, the Borrower may by notice to the Administrative Agent designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by a joinder agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to such Lender, the Borrower and the Administrative Agent, shall set forth the agreement of such Lender to become an Issuing Bank hereunder and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such Issuing Bank Agreement, (A) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (B) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(j)  Resignation of Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as the Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the Issuing Bank shall be replaced in accordance with Section 2.08(i) above.

(k)  Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, however, that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 10.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(l)  Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, any of its Related Parties nor any of the correspondents, participants or assignees of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders in respect of the Loans, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, any of its Related Parties nor any of the correspondents, participants or assignees of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.08(l); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(m)  Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to any Loan Party for, and the Issuing Bank’s rights and remedies against any such Loan Party shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.09.  Increase in Aggregate Commitments.

(a)  Subject to the terms and conditions set forth herein, the Borrower may, at any time that the amount of the Aggregate Commitments is less than the Borrowing Base, effect an increase in the Aggregate Commitments (any such increase, an “Incremental Increase”) by permitting one or more existing Lenders to increase their respective Commitments (each, an “Increasing Lender”) and/or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”). No Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion). No consent of any then-existing Lender (other than the Lenders participating in the Incremental Increase) shall be required for any Incremental Increase, so long as such Lender’s Commitment is not being modified in connection with such Incremental Increase.

(b)  Any Incremental Increase shall be subject to the following conditions:

(i)  the Administrative Agent shall have been given prior written notice of such Incremental Increase;

(ii)  such Incremental Increase shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless the Administrative Agent otherwise consents;

(iii)  after giving effect to such Incremental Increase, the Aggregate Commitments shall not exceed the Borrowing Base then in effect;

(iv)  no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent and the Issuing Bank (not to be unreasonably withheld or delayed);

(v)  the Borrower shall have paid to the Administrative Agent, for payment to any Increasing Lender or Additional Lender, as applicable, any fees payable in the amounts and at the times separately agreed upon by the Borrower, the Administrative Agent and/or the Increasing Lenders participating in such Incremental Increase and/or the Additional Lenders participating in such Incremental Increase;

(vi)  the Administrative Agent shall have received such documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such Incremental Increase as the Administrative Agent may reasonably request; and

(vii)  each Increasing Lender or Additional Lender, as applicable, participating in such Incremental Increase shall execute and deliver to the Borrower and the Administrative Agent customary documentation (any such documentation, an “Incremental Agreement”) implementing such Incremental Increase, and such Incremental Agreement shall specify the Maximum Credit Amount and Applicable Percentage of each such Increasing Lender or each such Additional Lender, as the case may be, and each other Lender after giving effect to such Incremental Increase.

(c)  Upon receipt by the Administrative Agent of any executed Incremental Agreement as provided in this Section 2.09, (i) the Aggregate Commitments shall be increased automatically on the effective date set forth in such Incremental Agreement by the aggregate amount indicated in such Incremental Agreement without further action by the Borrower, the Administrative Agent, the Issuing Bank or any Lender, (ii) Annex I shall be amended to add the Commitments and Maximum Credit Amounts of the Additional Lenders party to such Incremental Agreement and/or to reflect the increase in the Commitments and Maximum Credit Amounts of such Increasing Lender, and the Maximum Credit Amounts and Applicable Percentages of the Lenders shall be adjusted accordingly to reflect the Maximum Credit Amount of each such Additional Lender and/or each Increasing Lender (it being understood that each Lender’s Maximum Credit Amount shall bear the same proportion to the Aggregate Maximum Credit Amounts as such Lender’s Commitment bears to the Aggregate Commitments), (iii) the Administrative Agent shall distribute to the Borrower, the Administrative Agent, the Issuing Bank and each Lender the revised Annex I (which may be delivered or furnished by using Electronic Systems in accordance with Section 12.01(d)), (iv) each Additional Lender, if applicable, shall be deemed to be a party in all respects to this Agreement and any other Loan Documents to which the Lenders are a party, and (v) upon the effective date set forth in such Incremental Agreement, any such Lender party to such Incremental Agreement shall purchase a pro rata portion of the outstanding Loans (including participations in the aggregate amount available to be drawn under any Letter of Credit) of each of the current Lenders such that each Lender (including any Additional Lender, if applicable) shall hold its respective Applicable Percentage of the outstanding Loans (and participation interests in amounts available to be drawn under any Letter of Credit) as reflected in the revised Annex I required by this Section 2.09.

Section 2.10.  Swingline Loans.

(a)  The Swingline. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in this Section 2.10, after a request for Swingline Loans made by the Borrower pursuant to Section 2.10(b) below, the Swingline Lender may in its sole discretion and without any obligation to do so make Swingline Loans to the Borrower in Dollars from time to time on any Business Day after the making of the initial Loans through the seventh Business Day preceding the Maturity Date; provided that after giving effect to each Swingline Loan, (i) the aggregate outstanding amount of Swingline Loans shall not exceed the Swingline Sublimit and (ii) the Aggregate Credit Exposure shall not exceed the Total Available Amount; provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.10, prepay under Section 3.04, and reborrow under this Section 2.10.

(b)  Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 12:00 p.m. noon, Houston, Texas time on the requested borrowing date, and shall specify (i) the requested borrowing date, which shall be a Business Day, (ii) the principal amount of the requested Swingline Loan and (iii) the maturity date of the requested Swingline Loan which shall be not later than seven Business Days after the making of such Swingline Loan. Each such telephonic notice must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Swingline Lender and the Administrative Agent) of a written Swingline Loan Notice to the Swingline Lender and the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will, if it is willing to make the requested Swingline Loan and provided that all applicable conditions in Section 6.02 are satisfied or waived, not later than 2:00 p.m., Houston, Texas time on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower by crediting the account of the Borrower maintained with the Swingline Lender and notify the Administrative Agent thereof in writing.

(c)  Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make an ABR Loan in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing and in accordance with the requirements of this Article II, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Swingline Loan Notice available to the Administrative Agent in immediately available funds in Dollars for the account of the Swingline Lender at the Administrative Agent’s office not later than 12:00 p.m. noon, Houston, Texas time on the day specified in such Swingline Loan Notice, whereupon, subject to Section 2.10(c)(ii), each Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)  If for any reason any Swingline Loan cannot be refinanced by a Borrowing in accordance with Section 2.10(c)(i), the request for ABR Loans submitted by the Swingline Lender as set forth therein shall be deemed to be a request by the Swingline Lender that each of the Lenders purchase for cash a risk participation in the relevant Swingline Loan in Dollars and each Lender hereby irrevocably and unconditionally agrees to make such purchase in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swingline Loan. Each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.10(c)(i) shall be deemed payment in respect of such participation.

(iii)  If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.10(c) by the time specified in Section 2.10(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)  Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.10(c) shall be absolute and unconditional and shall not be affected by any circumstance, provided that each Lender’s obligation to make Revolving Loans (but not to purchase and fund risk participations in Swingline Loans) pursuant to this Section 2.10(c) is subject to the conditions set forth in Section 6.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)  Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)  If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 12.05(b) (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand by the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender.

(e)  Interest for Account of Swingline Lender. Until each Lender funds its ABR Loan or risk participation pursuant to this Section 2.10 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)  Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender and the Swingline Lender shall notify the Administrative Agent thereof.

Article III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01.  Repayment of Loans; Evidence of Debt.

(a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date or such earlier date upon which the Loans become due and payable pursuant to Section 10.02(a), and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan together with all accrued interest thereon on the earliest of (A) the maturity date selected by the Borrower for such Swingline Loan, (B) the Maturity Date and (C) the date of the termination of the Commitments in accordance with the provisions of this Agreement.

(b)  Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to (i) in the case of a Lender, a Revolving Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and (ii) in the case of the Swingline Lender, a Swingline Loan Note. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 12.04) be represented by one or more Notes in such form.

Section 3.02.  Interest.

(a)  ABR Loans. The (i) Loans comprising each ABR Borrowing and (ii) Swingline Loans comprising each Swingline Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)  SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)  Post-Default Rate. Notwithstanding the foregoing, (i) if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan outstanding hereunder, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount outstanding under the Loan Documents, 2% plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate; and (ii) during the occurrence and continuance of an Event of Default, the Majority Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Majority Lenders notwithstanding any provision of Section 12.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (A) all outstanding principal on any Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (B) in the case of any other amount outstanding under the Loan Documents, such amount shall accrue at 2% plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate; provided, however, that, during the existence of any Event of Default described in Section 10.01(h) or Section 10.01(i), the interest rates set forth in clauses (A) and (B) of this clause (ii) shall be applicable to all outstanding Loans and other amounts outstanding hereunder without any election or action on the part of the Administrative Agent or any Lender.

(d)  Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each applicable Interest Payment Date for such Loan and on the Termination Date; provided, however, that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loans as of the applicable date of determination. The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error and be binding upon the parties hereto.

(f)  Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.03.  Alternate Rate of Interest.

(a)  Inability to Determine Rate. Subject to clause (b) of this Section 3.03, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)  the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof; or

(ii)  the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent;

the Administrative Agent will promptly so notify Borrower and each Lender. Upon notice thereof by the Administrative Agent to Borrower, any obligation of the Lenders to make or maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (y) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.02. Subject to Section 3.03(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

(b)  Benchmark Replacement Setting.

(i)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (ii) below) of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 4:00 p.m. (Houston time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)  Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv)  Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)  Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 3.04.  Prepayments.

(a)  Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)  Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 1:00 p.m., Houston, Texas time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing (other than Swingline Loans), not later than 12:00 noon, Houston, Texas time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable (other than as provided for in the following proviso) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, however, that, a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the failure of such condition to be satisfied shall not relieve the Borrower of its obligations under Section 5.02). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(b). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02. The Borrower may, upon written notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 12:00 noon, Houston, Texas time on the date of the prepayment and (B) any such prepayment shall be in a principal amount of $100,000 or a whole multiple thereof or the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)  Mandatory Prepayments.

(i)  Upon Optional Terminations and Reductions. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), or any termination or reduction of the Commitments in accordance with the terms of this Agreement, the Aggregate Credit Exposure exceeds the Aggregate Commitments then in effect, then, on the date of such termination or reduction, (A) the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of LC Exposure, the Borrower shall Cash Collateralize such excess as provided in Section 2.08(k).

(ii)  Upon Redeterminations, Title Related Adjustments, Etc. Upon any redetermination of the Borrowing Base pursuant to Section 2.07(c) or adjustment to the amount of the Borrowing Base in accordance with Section 8.12(c), if there is a Borrowing Base Deficiency, then, after receiving notice of such Borrowing Base Deficiency from the Administrative Agent by means of (x) a New Borrowing Base Notice or (y) written notice of adjustment pursuant to Section 8.12(c) (such date of receipt of notice, the “Deficiency Notification Date”), the Borrower shall, within ten (10) Business Days of the Deficiency Notification Date, inform the Administrative Agent of the Borrower’s election to:

(A)  within thirty (30) days of the Deficiency Notification Date, (1) prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency (as such Borrowing Base Deficiency may be reduced as a result of any other actions taken pursuant to this Section 3.04(c)) and (2) if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of any LC Exposure, Cash Collateralize such remaining deficiency as provided in Section 2.08(k),

(B)  prepay the Loans in five equal monthly installments, commencing on the thirtieth (30th) day following the Deficiency Notification Date, with each payment being equal to 1/5th of the aggregate principal amount of such Borrowing Base Deficiency (as such Borrowing Base Deficiency may be reduced during such period as a result of a Borrowing Base redetermination herein or any other actions taken pursuant to this Section 3.04(c)),

(C)  within thirty (30) days of the Deficiency Notification Date, provide additional collateral in the form of additional Oil and Gas Properties not constituting Borrowing Base Properties or other collateral reasonably acceptable to the Administrative Agent having a Borrowing Base Value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 3.04(c), to eliminate such Borrowing Base Deficiency, or

(D)  undertake a combination of clauses (A) and (C) above or (B) and (C) above;

provided, however, that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 2.08(k).

(iii)  Upon Dispositions and Hedge Unwinds. Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e), if a Borrowing Base Deficiency exists after giving effect to such adjustment of the Borrowing Base, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as Cash Collateral as provided in Section 2.08(k). The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral on the second (2nd) Business Day succeeding the date it or any other Loan Party receives cash proceeds as a result of the applicable Borrowing Base Property Disposition or Borrowing Base Hedge Unwind; provided, however, that in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date.

(iv)  Upon Borrowing Base Deficiency or Event of Default. Notwithstanding anything to the contrary herein, if the Borrower or any other Loan Party sells any Oil and Gas Property at a time when a Borrowing Base Deficiency or Event of Default exists then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to the net cash proceeds received from such sale, and (B) if any net cash proceeds remain after prepaying all of the Loans and there is LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to the lesser of (x) the remaining net cash proceeds and (y) the amount of LC Exposure to be held as Cash Collateral as provided in Section 2.08(k). The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral on the second Business Day succeeding the date it or any other Loan Party receives net cash proceeds as a result of the applicable sale or disposition; provided, however, that all payments required to be made pursuant to this Section 3.04(c)(iv) must be made on or prior to the Termination Date.

(v)  Monthly Prepayment of Excess Cash Amount. If the amount of Available Cash exceeds the Specified Cap as of any Monthly Test Date (as defined below) (the amount of such excess over the Specified Cap as of any Monthly Test Date, the “Excess Cash Amount”) and there are any outstanding Borrowings and LC Exposure, then the Borrower shall prepay the Loans on the third succeeding Business Day after such Monthly Test Date in an aggregate principal amount equal to the lesser of (x) the Excess Cash Amount as of such Monthly Test Date or (y) the Aggregate Credit Exposure as of such Monthly Test Date. For purposes of this Section 3.04(c)(v), “Monthly Test Date” means the last Business Day of each calendar month (commencing with the last Business Day of the second full calendar month after the Effective Date). To the extent that the Borrower makes any prepayments of the Borrowings pursuant to this Section 3.04(c)(v) during the pendency of a Borrowing Base Deficiency, such prepayments shall be applied towards and reduce on a dollar-for-dollar basis the next succeeding installment otherwise required pursuant to Section 3.04(c)(ii), if any.

(vi)  Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, ratably to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vii)  Interest to be Paid with Prepayments. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)  No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05.  Fees.

(a)  Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender (determined taking into account both Loans and LC Exposure) during the period from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Swingline Loans shall, solely for the purpose of calculating the Commitment Fee, not be deemed to be part of the Borrowing Base Utilization Percentage.

(b)  Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a participation fee (the “LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate per annum equal to 0.125% on the average daily amount of the LC Exposure attributable to the Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure and (iii) to the Issuing Bank, for its own account, its standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the Effective Date; provided, however, that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent pursuant to the Fee Letter.

(d)  Fees Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Article IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01.  Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)  Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)  Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  Sharing of Payments by Lenders. If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02.  Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders and/or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders and/or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and/or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03.  Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e), Section 4.02 or Section 12.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as Cash Collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.04.  Disposition of Proceeds. The Mortgages contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Mortgages further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Mortgages (or any other provision to the contrary in the Mortgages), unless an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

Section 4.05.  Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a);

(b)  the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided, however, that, except as otherwise provided in Section 12.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)  if any LC Exposure or Swingline Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i)  all or any part of the LC Exposure and Swingline Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Maximum Credit Amount shall be disregarded in determining the non-Defaulting Lenders’ Applicable Percentage), but only to the extent that (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (B) after giving effect to any such reallocation, no non-Defaulting Lender’s Revolving Credit Exposure shall exceed such non-Defaulting Lender’s Commitment and (C) no Event of Default has occurred and is continuing at such time; provided, however, that no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(k) for so long as such LC Exposure is outstanding;

(iii)  if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv)  if all or any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with the non-Defaulting Lenders’ Applicable Percentages; and

(v)  if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d)  so long as such Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loans and (ii) the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 4.05(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.05(c)(i) (and such Defaulting Lender shall not participate therein).

(e)  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.08(k); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or LC Disbursements in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(k); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitments without giving effect to Section 4.05(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.05(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent, the Borrower, Issuing Bank and Swingline Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders or take such other actions as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES

Section 5.01.  Increased Costs.

(a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement), special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank;

(ii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital and Liquidity Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, upon receipt of a certificate described in the following clause (c), the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(d)  Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02.  Compensation for Losses. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default, as a result of any prepayment pursuant to Section 3.04, a bankruptcy filing, or otherwise)), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 3.04(b) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 5.03.  Taxes.

(a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  Status of Lenders and Administrative Agent.

(i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections  5.03(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)  any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI (or any successor form);

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or

(4)  to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii)  On or before the date that any Administrative Agent becomes the Administrative Agent hereunder (including any successor or replacement thereof), and from time to time thereafter upon the reasonable request of the Borrower, it shall deliver to Borrower executed copies of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account), with the effect that, in any case, Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax. The Administrative Agent agrees that if any such form it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Borrower in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)  Defined Terms. For purposes of this Section 5.03, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

Section 5.04.  Mitigation Obligations. If any Lender requests compensation under Section 5.01, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05.  Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender asserts an illegality under Section 5.06 or (iv) any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then, in any such case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) to the extent required by Section 12.04(b)(i)(B), the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, or an illegality under Section 5.06, such assignment will result in a reduction in such compensation or payments or avoid the illegality, and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have approved the applicable amendment, waiver, consent or Proposed Borrowing Base. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender hereby agrees to make such assignments and delegations required to be made by it under this Section 5.05.

Each party hereto agrees that (x) an assignment required pursuant to this Section 5.05 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the assignee, each Issuing Bank and the Swingline Lender and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 5.06.  Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make or maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.02.

Article VI
CONDITIONS PRECEDENT

Section 6.01.  Effective Date. This Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder (including, for the avoidance of doubt, Loans on the Effective Date) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)  The Administrative Agent shall have received:

(i)  from each party hereto, counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party;

(ii)  (i) a Revolving Note executed by the Borrower in favor of each Lender requesting (at least one Business Day prior to the Effective Date) a Revolving Note, duly completed and dated the Effective Date, and (ii) a Swingline Loan Note executed by the Borrower in favor of the Swingline Lender (if requested by the Swingline Lender at least one Business Day prior to the Effective Date), duly completed and dated the Effective Date;

(iii)  from each party thereto, counterparts (in such number as may be requested by the Administrative Agent) of the Guaranty and Collateral Agreement signed on behalf of such party;

(iv)  the Mortgage, signed on behalf of such party, properly notarized and otherwise in proper form for recording and filing in the applicable offices and counties, such that the Administrative Agent shall be reasonably satisfied that such Mortgages create first priority, perfected Liens (subject only to Permitted Mortgaged Property Liens and the completion of recording) on Mortgaged Properties which represent at least 80% of the total PV-9 of the Borrowing Base Properties evaluated in the Initial Reserve Report (the “Closing Date Mortgage Requirement”); and

(v)  from each party thereto, counterparts (in such number as may be requested by the Administrative Agent) of the Hedge Provider Intercreditor Agreement signed on behalf of such party.

(b)  The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which such Loan Party is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (or controlling partner or member of such Loan Party) (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of such Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

(c)  The Administrative Agent shall have received certificates of the appropriate State agencies, as requested by the Administrative Agent, with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized or, unless failure to be in good standing or qualified could not reasonably be expected to have a Material Adverse Effect, owns Borrowing Base Properties.

(d)  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying (i) that attached to such certificate are true, accurate and complete copies of the Merger Agreements, including any amendments, modifications, supplements or waivers thereto; (ii) that substantially concurrently with the initial Borrowing hereunder, the Business Combination (including the EQVR Merger) shall have been consummated pursuant to and in accordance with the terms of the Merger Agreements, in each case in effect on August 5, 2025, without giving effect to any waiver of any condition precedent or termination right or amendment of either Merger Agreement that is materially adverse to the interests of the Lenders (in their capacity as such) without the prior written consent of such Lenders (not to be unreasonably withheld, delayed or conditioned), it being understood that any waiver or amendment in respect of the definition of “Material Adverse Effect” (as defined in each Merger Agreement in effect on August 5, 2025) shall be deemed to be materially adverse to the interests of the Lenders (in their capacity as such).

(e)  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the conditions precedent set forth in Section 6.01(h) have been met.

(f)  The Loan Parties shall have used commercially reasonable efforts to deliver to the Administrative Agent insurance certificates (but not endorsements) evidencing that the Loan Parties are in compliance with the requirements of Section 8.06.

(g)  The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit E certifying that, after giving effect to the Borrowings to occur on the Effective Date, any Letters of Credit to be issued on the Effective Date, the consummation of the Business Combination and the other Transactions to occur on the Effective Date, (i) the Borrower is Solvent and (ii) the Loan Parties, taken as a whole, are Solvent.

(h)  The Company Representations, the EQVR Representations and the Specified Representations shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects).

(i)  The Administrative Agent shall have received (i) the Initial Financial Statements and (ii) the Initial Reserve Report.

(j)  The Administrative Agent shall have received an opinion of counsel from (a) Sidley Austin LLP, counsel to the Loan Parties, with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request, including such matters relating to the initial Mortgages to be recorded in the State of Texas and (b) Hartzog Conger Cason, Oklahoma local counsel, relating to the initial mortgages to be recorded in the State of Oklahoma, in each case, in form and substance satisfactory to the Administrative Agent, shall be addressed to the Administrative Agent and the Lenders and shall expressly permit reliance by the permitted successors and assigns of the Administrative Agent and the Lenders.

(k)  The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date and, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower under the Loan Documents, including the fees, disbursements and other charges of counsel to the Administrative Agent and/or the Arranger to the extent invoiced on or prior to two (2) Business Days prior to the Effective Date.

(l)  The Administrative Agent shall have received appropriate title information in form and substance reasonably satisfactory to the Administrative Agent with respect to the status of title to at least 80% of the PV-9 of the Borrowing Base Properties evaluated in the Initial Reserve Report.

(m)  Each Loan Party shall have provided to the Administrative Agent and the Lenders, (i) at least five (5) Business Days prior to the Effective Date, in each case to the extent requested of the Borrower in writing at least ten (10) Business Days prior to the Effective Date, the documentation and other information requested by the Administrative Agent or any Lender in order to comply with requirements of Governmental Authorities, the Patriot Act and applicable “know your customer” and other anti-money laundering rules and regulations and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) Business Days prior to the Effective Date, in each case to the extent requested of the Borrower in writing at least ten (10) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower (it being understood that upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(n)  The Administrative Agent shall have received customary payoff letters, UCC financing statement terminations, lien releases and other agreements necessary to (i) satisfy in full and terminated all of the indebtedness of the Loan Parties that is not permitted to remain outstanding after the Effective Date pursuant to the Loan Documents, including but not limited to indebtedness evidenced by Existing Debt, (ii) fully release and discharge any Liens on the assets of any Loan Party securing such indebtedness, and (iii) fully release any Loan Parties as a guarantor, grantor, mortgagor, or pledgor under or in respect of such indebtedness. Without limiting the foregoing, the Refinancing shall have been consummated or shall be consummated substantially concurrently with the initial Borrowing hereunder.

(o)  The Minimum Cash Condition (as defined in the Business Combination Agreement in effect on August 5, 2025 or as thereafter modified with the consent of the Arranger) shall have been satisfied.

(p)  The shares of Parent issued in connection with the Transactions shall have been approved for listing on a Securities Exchange (as defined in the Business Combination Agreement in effect on August 5, 2025 or as thereafter modified with the consent of the Arranger).

(q)  (i) Borrower shall be a direct wholly-owned subsidiary of Presidio Holdings and an indirect wholly-owned subsidiary of EQV and Parent and (ii) Presidio WAB and EQV Resources shall be direct, wholly-owned subsidiaries of the Borrower.

(r)  On the Effective Date, after giving effect to the Transactions, the Availability is not less than $5,000,000.

(s)  On or prior to the Effective Date, Borrower shall have delivered a hedge summary that includes, after giving effect to the Transactions, the material terms of the Novated Hedges (including the type, effective date, term or termination date, notional amounts or volumes and strike price (before giving effect to the adjustments in clause (ii)(A) hereof) and any other details as reasonably requested by the Administrative Agent (the “Initial Hedge Summary”) and, on the Effective Date, (i) EQV Resources shall novate the Novated Hedges to Citizens Bank or another Specified Counterparty and (ii) the Borrower shall deliver evidence (A) of the application of no less than $58,730,200 of undiscounted cash flow value to restrike the price of the Novated Hedges over a two (2) year period following the Effective Date and (B) that the Novated Hedges reflect strike price and volumes adjustments agreed upon between Administrative Agent and Borrower on or prior to the Effective Date.

(t)  The Administrative Agent shall have received a (i) Borrowing Request in accordance with Section 2.03, or (ii) request for a Letter of Credit, if applicable, in accordance with Section 2.08(b), as applicable.

(u)  (i) All actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral under each Security Instrument shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Effective Date pursuant to the terms of the Loan Documents, and (ii) the Administrative Agent shall have received (x) the results of a search of the UCC (or equivalent under other similar law) filings made with respect to the Loan Parties in their respective jurisdictions of organization and customary tax, judgment lien and bankruptcy search results, (y) copies of the financing statements (or similar documents) disclosed by such searches and (z) evidence reasonably satisfactory to the Administrative Agent that the Liens or other results indicated by such financing statements (or similar documents) are permitted hereby or have been released; provided that, notwithstanding anything in this Agreement or the other Loan Documents to the contrary, to the extent that the perfection of any security interest in Collateral is not or cannot be provided on the Effective Date (other than a perfected lien on the Collateral that may be perfected solely by the filing of a financing statement under the UCC and delivery of share certificates in respect of pledged Equity Interests of the Borrower and the Guarantors (along with stock powers endorsed in blank) with respect to which a lien may be perfected upon closing by the delivery of such certificate) after the Borrower’s use of commercially reasonable efforts to do so, then the perfection of such lien on such Collateral shall not constitute a condition precedent to the Effective Date under this Section 6.01; provided further that notwithstanding the foregoing, satisfaction of the Closing Date Mortgage Requirement shall be a condition precedent to the obligations of the Lenders to make Loans and the Issuing Bank to issue Letters of Credit on the Effective Date.

(v)  Borrower shall have used commercially reasonable efforts to grant the Administrative Agent a first priority perfected mortgage liens on Oil and Gas Properties comprising not less than 90% of the total PV-9 value of all Borrowing Base Properties evaluated in the Initial Reserve Report.

Without limiting the generality of the last sentence of Section 11.02, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to, approved by, or acceptable or satisfactory to, such Lender, unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02.  Each Credit Event After the Effective Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing (excluding any funding of Loans made on the Effective Date) and of the Issuing Bank to issue, amend (to increase the amount or extend the term), renew or extend any Letter of Credit issued following the Effective Date, is subject to the satisfaction of the following conditions:

(a)  At the time of and immediately after giving effect to (i) such Borrowing (including any Swingline Borrowing) or (ii) the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the application of the proceeds thereof, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing.

(b)  The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect in the text thereof, in which case such applicable representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing, the date of issuance, amendment, renewal or extension of such Letter of Credit or date of such Swingline Borrowing, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, the date of issuance, amendment, renewal or extension of such Letter of Credit or the date of such Swingline Borrowing, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect in the text thereof, in which case such applicable representation and warranty shall be true and correct in all respects) as of such specified earlier date.

(c)  In the case of any Borrowing of Loans, immediately after giving pro forma effect to such Borrowing and the application of the proceeds thereof, the aggregate amount of Available Cash shall not exceed the Specified Cap.

(d)  The receipt by the Administrative Agent of a (i) Borrowing Request in accordance with Section 2.03, (ii) request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b) or (iii) Swingline Loan Notice in accordance with Section 2.10(b), as applicable.

Each request for a Borrowing, request for the issuance, amendment, renewal or extension of any Letter of Credit and request for a Swingline Borrowing shall be deemed to constitute a representation and warranty by the Borrower and the other Loan Parties on the date thereof as to the matters specified in Section 6.02(a), (b) and (c).

Article VII
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01.  Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and to carry on its business as now conducted and (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 7.02.  Authorization; Enforceability; No Contravention. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03.  Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document, except such as have been obtained or made and are in full force and effect and other than (i) the recording and filing of financing statements and the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate (i) any order of any Governmental Authority, (ii) the Organizational Documents of any Loan Party or (iii) any Business Combination Documents, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for such violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04.  Financial Condition; No Material Adverse Change.

(a)  The Borrower has furnished to the Lenders (i) a pro forma unaudited, management-prepared consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the most recent full fiscal quarter ending at least forty-five (45) days before the Effective Date, prepared after giving effect to the Transactions (including the novation of the Novated Hedges pursuant to Section 6.01(s)) as if the Transactions (including such novation) had occurred as of such date and (ii) copies of the Financial Statements (as defined in, and delivered under, each Merger Agreement) (collectively, (i) and (ii) the “Initial Financial Statements”). The Initial Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. The Borrower has furnished to the Lenders a pro forma balance sheet as to Borrower and its Subsidiaries after giving effect to all elements of the Transactions to be consummated on or before the Effective Date.

(b)  Since December 31, 2024, no Material Adverse Effect has occurred.

(c)  No Loan Party has on the date of this Agreement, after giving effect to the Transactions, any Indebtedness (including Disqualified Capital Stock) other than the Secured Obligations and other Indebtedness permitted in Section 9.02, or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, or unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as reflected in the Initial Financial Statements or in other written information provided by Borrower to Administrative Agent and the Lenders prior to the date hereof.

Section 7.05.  Litigation.

(a)  Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any Group Member (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that assert the invalidity or lack of enforceability of any Loan Document or the Transactions, or the invalidity or lack of perfection or priority of any Lien on any Collateral created under any Loan Document.

(b)  Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06.  Environmental Matters. Except for such matters as set forth on Schedule 7.06, or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)  the Group Members and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws and to the knowledge of the Borrower, such Properties were operated in compliance with applicable Environmental Laws prior to the acquisition thereof by the applicable Group Member;

(b)  the Group Members have obtained (i) all Environmental Permits required for their respective operations and each of their Properties and (ii) with respect to any such Properties operated by a third party, have used commercially reasonable efforts to cause the operator thereof to obtain all Environmental Permits required for the operation of such Properties, in each case, with all such Environmental Permits being currently in full force and effect, and no Group Member has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c)  there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against any Group Member or any of their respective Properties or as a result of any operations at such Properties;

(d)  none of the Properties of the Group Members contain or, to the Borrower’s knowledge, have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)  (i) except as permitted under applicable laws, (A) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Group Member at, on, under or from any Group Member’s Properties and (B) to the Borrower’s knowledge, there has been no Release or threatened Release of Hazardous Materials attributable to any third-party operations at, on, under or from any Group Member’s Properties and (ii) there are no investigations, remediations, abatements, removals or monitoring of Hazardous Materials required under applicable Environmental Laws relating to such Releases or threatened Releases or at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)  no Group Member has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials, including at, under, or Released or threatened to be Released from any real properties offsite the Group Member’s Properties, and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(g)  there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Group Member or relating to any of the Properties of any Group Member operated by any Group Member or, to the Borrower’s knowledge, relating to any of the Properties of any Group Member operated by third parties, in each case that would reasonably be expected to form the basis for a claim against any Group Member for damages or compensation and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h)  the Group Members have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) reasonably requested by the Administrative Agent that are in any Group Member’s possession or control and relating to their respective Properties or operations thereon.

Section 7.07.  Compliance with Laws and Agreements; No Defaults.

(a)  Each of the Borrower and the Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)  No Loan Party is in default under, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would permit a creditor to require such Loan Party to Redeem or make any offer to Redeem all Indebtedness outstanding under, any indenture, note, credit agreement or other similar instrument pursuant to which any Material Indebtedness is outstanding and by which the Loan Parties or any of their Properties is bound.

(c)  No Default or Event of Default has occurred and is continuing.

Section 7.08.  Investment Company Act. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 7.09.  Taxes. Each Group Member has timely filed or caused to be filed all federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Group Member has set aside on its books adequate reserves in accordance with GAAP or (b) Taxes that, in the aggregate, do not exceed the Threshold Amount.

Section 7.10.  ERISA.

(a)  Except as could not reasonably be expected to result in liability to the Borrower or any of its Restricted Subsidiaries in an aggregate amount exceeding the Threshold Amount, each Plan (if any) is, and has been, operated, administered and maintained in substantial compliance with, and the Borrower, each of its Restricted Subsidiaries and each ERISA Affiliate has complied with, ERISA, the terms of the applicable Plan and the Code.

(b)  Except as could not reasonably be expected to result in liability to the Borrower or any of its Restricted Subsidiaries in an aggregate amount exceeding the Threshold Amount, no act, omission or transaction has occurred which would result in imposition on the Borrower or any of its Restricted Subsidiaries (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(c)  No liability to the PBGC (other than for the payment of current premiums which are not past due) has been, or could reasonably be expected to be, incurred by the Borrower or any of its Restricted Subsidiaries (whether directly or indirectly), as could not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount.

(d)  No ERISA Event has occurred or could reasonably be expected to occur with respect to the Borrower, any Restricted Subsidiary, any ERISA Affiliate or any Plan or Multiemployer Plan, except as could not reasonably be expected to result in liability in an aggregate amount exceeding the Threshold Amount.

(e)  Neither the Borrower nor any Restricted Subsidiary or ERISA Affiliate has, or could reasonably be expected to have, any unfunded liability (including contingent liability and including on account of any Fund ERISA Affiliate) with respect to any Multiemployer Plan or any Plan, which could reasonably be expected to result in liability in an aggregate amount exceeding the Threshold Amount.

Section 7.11.  Disclosure; No Material Misstatements.

(a)  Taken as a whole, the reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact (other than industry-wide risks normally associated with the types of business conducted by the Loan Parties) necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided, however, that, with respect to projected financial information, pro forma financials, prospect information, geological and geophysical data, Reserve Reports and engineering projections, (i) the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that these items as they relate to future events are not to be viewed as fact and that the actual results during the period or periods covered thereby may differ and that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate and (ii) as to statements, information and reports supplied by third parties, the Borrower represents only that it is not aware of any material misstatement or omission therein.

(b)  As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 7.12.  Insurance. The Borrower has, and has caused all of the other Loan Parties to have, insurance coverage as required by Section 8.06.

Section 7.13.  Restrictions on Liens. Except as set forth on Schedule 7.13, neither the Borrower nor any other Loan Party is a party to any material agreement or arrangement (other than the Negative Pledge Exceptions), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Lenders on or in respect of the Collateral to secure the Secured Obligations.

Section 7.14.  Capitalization; Subsidiaries.

(a)  Schedule 7.14(a) (as supplemented from time to time in accordance with Section 8.01(d)), sets forth as of the Effective Date or the most recent Schedule Update Date, as applicable, each Person holding Equity Interests of the Borrower, the percentage of issued and outstanding shares of each class of Borrower’s Equity Interests owned by such Person, and if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.

(b)  The Borrower’s current jurisdiction of organization is Delaware and the name of the Borrower as listed in the public records of its jurisdiction of organization is Presidio Borrower LLC (or, in each case, as otherwise set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(l) in accordance with Section 12.01). Schedule 7.14(b) (as supplemented from time to time in accordance with Section 8.01(d)) lists, as of the Effective Date or the most recent Schedule Update Date, as applicable, each Subsidiary of the Borrower, identifies each such Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary, and sets forth the jurisdiction of such Subsidiary’s incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of such Subsidiary’s Equity Interests owned by the Loan Parties, and if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding Equity Interests of each Restricted Subsidiary are validly issued and outstanding (and, if corporate stock, are fully paid and nonassessable) and all Equity Interests indicated on Schedule 7.14(b) as owned by the Borrower or another Loan Party are owned, beneficially and of record, by the Loan Parties, free and clear of all Liens, other than Liens created under the Loan Documents. Except as indicated on Schedule 7.14(c), there are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Equity Interests of any Restricted Subsidiary.

Section 7.15.  Foreign Operations. The Borrower and its Restricted Subsidiaries do not own any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 7.16.  Properties; Title, Etc.

(a)  Except as set forth on Schedule 7.16 and subject to the Permitted Mortgaged Property Liens, but otherwise free and clear of all Liens, each of the Loan Parties has defensible title to the Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement, leases which have expired in accordance with their terms and those title defects disclosed in writing to the Administrative Agent). Subject to Liens permitted under Section 9.03, but otherwise free and clear of all Liens, each of the Loan Parties has good title to, or valid leasehold interests in, licenses of, or rights to use, all its personal Properties. After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or Leases which have expired in accordance with their terms), and except as otherwise provided by statute, regulation or the provisions of any applicable joint operating agreement, unitization agreement or other similar agreement, the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of such Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property.

(b)  Except for matters that could not reasonably be expected to have a Material Adverse Effect, (i) all leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting and in full force and effect and (ii) there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(c)  Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17.  Maintenance of Properties. Except for such acts or failures to act as could not reasonably be expected to have a Material Adverse Effect, with respect to the Proved Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties (a) operated by any Group Member, such Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties and (b) operated by any third party, the Borrower and each other Loan Party have used their respective commercially reasonable efforts to cause such Properties to be so maintained, operated and developed. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) none of such Oil and Gas Properties of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) no well comprising a part of such Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is in violation of applicable Governmental Requirements, and such wells are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being, or in the case of such pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment the maintenance of which is performed by a third-party operator, the Borrower and each other Loan Party is using commercially reasonable efforts to cause such items to be, and to the Borrower’s knowledge such items are, maintained in a state adequate to conduct normal operations (other than those the failure of which to maintain in accordance with this Section 7.17, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

Section 7.18.  Gas Imbalances; Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.11(c), on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to the Proved Oil and Gas Properties of the Loan Parties which would require any Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf basis) attributable to the Proved Reserves of the Loan Parties included in the most recent Reserve Report.

Section 7.19.  Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, or thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that the Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the Property’s delivery capacity), no Loan Party is a party to a material agreement that is not cancelable on ninety (90) days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertains to the sale of production at a fixed price and (b) has a maturity or expiry date of longer than six (6) months from the date of such disclosure or the date of such Reserve Report, as applicable. For the avoidance of doubt, sale of production shall not be deemed at a fixed price if the price is determined based upon market price, the purchaser’s resale price or other criteria relating to market pricing conditions and beyond the Borrower’s control.

Section 7.20.  Security Instruments.

(a)  The Guaranty and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein. In the case of the pledged Equity Interests described in the Guaranty and Collateral Agreement, when any certificates representing such pledged Equity Interests are delivered to the Administrative Agent, and in the case of any other Collateral described in the Guaranty and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 7.20(a) (which financing statements may be filed by the Administrative Agent), the Guaranty and Collateral Agreement shall constitute a valid and perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Secured Obligations, in each case prior and superior in right (other than (x) Excepted Liens and (y) Liens permitted under Section 9.03(c), Section 9.03(d) and Section 9.03(h)) to any other Person.

(b)  Each Mortgage is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein; and when the Mortgages are filed in the recording offices designated by the Borrower, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties that are party thereto in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person, subject only to Permitted Mortgaged Property Liens.

Section 7.21.  Hedge Agreements and Eligible Contract Participant. Schedule 7.21, as of the date hereof, and, after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth a true and complete list of all Hedge Agreements of the Loan Parties in effect as of such dates, the material terms thereof (including the type, effective date, term or termination date and notional amounts or volumes), the estimated net mark to market value thereof, and all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments). The Borrower has separately provided a schedule of all counterparties to each such agreement to the Administrative Agent, and the Borrower hereby represents and warrants that the information contained in such schedule is true, correct and complete as of the date hereof. Each Loan Party that is a party to a Hedge Agreement is an ECP.

Section 7.22.  Use of Loans and Letters of Credit. The proceeds of the Loans, Letters of Credit and Swingline Loans shall be used (a) to fund a portion of the consideration for the Business Combination (not to exceed $45,000,000), (b) to pay fees, commissions and expenses incurred in connection with the Transactions, (c) to effect the Refinancing, (d) to provide for working capital, (e) for other general corporate requirements of the Borrower and the Restricted Subsidiaries (including capital expenditures and acquisitions of Oil and Gas Properties permitted hereunder), and (f) on the Effective Date, with respect to proceeds from Letters of Credit, to back stop or replace letters of credit or similar guarantees outstanding on the Effective Date under the facilities and guarantees no longer available to the Loan Parties as of the Effective Date. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X or (ii) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.

Section 7.23.  Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and on the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrower, individually, is Solvent, and the Group Members, on a consolidated basis, are Solvent.

Section 7.24.  Material Contracts. Schedule 7.24 is, as of the Effective Date, a true, correct and complete listing of all Material Contracts. Each of the Loan Parties that is party to any Material Contract has performed and is in compliance with the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract, except to the extent that the failure to be in compliance or the existence of such default, event of default, event or condition would not reasonably be expected to result in a Material Adverse Effect.

Section 7.25.  Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)  Borrower and each other Loan Party and their respective Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of Borrower or any other Loan Party, any of their respective Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person. Each of the Borrower, each other Loan Party and each of their respective Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Loan Party, such Subsidiary and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b)  No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c)  None of the Loan Parties, nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (together with Sanctions, “Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, the Enemy Act, the International Emergency Economic Powers Act or any regulations passed thereunder, including the foreign asset control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto. Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate any regulations passed under any Anti-Terrorism Laws. Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

(d)  None of the Loan Parties, nor, to the knowledge of the Borrower, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)  a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)  a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)  a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)  a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication or such list.

(e)  None of the Loan Parties, nor, to the knowledge of the Borrower, any of their respective brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (d) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 7.26.  Money Laundering. The operations of the Loan Parties are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened in writing.

Section 7.27.  EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 7.28.  Outbound Investment Rules. No Loan Party nor any of its Restricted Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party or any of its Restricted Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered transaction”, as such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered transaction”, as such term is defined in the Outbound Investment Rules, if such Loan Party or Restricted Subsidiary were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Loan Document.

Article VIII
AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 8.01.  Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)  Annual Financial Statements. As soon as available, and in any event not later than one hundred twenty (120) days after the end of each fiscal year (or, with respect to the Parent, within five (5) days after the date on which such financial statements are required to be filed with the SEC), the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and Parent and its Consolidated Subsidiaries, in each case, as of the end of such fiscal year and related audited statements of income, members’ equity and cash flows of the Borrower and its Consolidated Subsidiaries and Parent and its Consolidated Subsidiaries for such fiscal year, setting forth (beginning the fiscal year ending December 31, 2026) in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than a “going concern” qualification resulting (i) solely from any Indebtedness maturing within the next twelve (12) months or (ii) any prospective breach of any financial covenant contained in this Agreement) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries and Parent and its Consolidated Subsidiaries, as applicable, on a consolidated basis in accordance with GAAP consistently applied; provided that, notwithstanding anything to the contrary herein, the financial statements required by this Section 8.01(a) with respect to the Borrower and its Consolidated Subsidiaries shall not be required to include footnotes. Notwithstanding the foregoing, the delivery of the financial statements required by this Section 8.01(a) with respect to the Parent and its Consolidated Subsidiaries will be deemed to have been satisfied by the Parent if Parent shall have timely made the same available on “EDGAR” (or any successor thereto) and/or on its home page on the worldwide web.

(b)  Quarterly Financial Statements. As soon as available, and in any event not later than sixty (60) days after the end of the first three fiscal quarters of each fiscal year (or (i) with respect to the Parent, within five (5) days after the date on which such financial statements are required to be filed with the SEC, and (ii) with respect to the Borrower and the fiscal quarter ending March 31, 2026, not later than ninety (90) days after the end of such fiscal quarter), commencing with the fiscal quarter ending March 31, 2026, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and Parent and its Consolidated Subsidiaries as of the end of such fiscal quarter and related unaudited statements of income, members’ equity and cash flows of the Borrower and its Consolidated Subsidiaries and Parent and its Consolidated Subsidiaries for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth (beginning with the fiscal quarter ending March 31, 2027) in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the corresponding period or periods of) the previous fiscal year, all certified by a Financial Officer of the Borrower (or a comparable financial officer of the Parent, as applicable) as presenting fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries and Parent and its Consolidated Subsidiaries on a consolidated basis as of such date and the results of operations of the Borrower and its Consolidated Subsidiaries and Parent and its Consolidated Subsidiaries on a consolidated basis for the period or periods then ended, in each case in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. For the avoidance of doubt, the financial statements required by this Section 8.01(b) with respect to the Borrower and its Consolidated Subsidiaries shall not be required to include footnotes. Notwithstanding the foregoing, the delivery of the financial statements required by this Section 8.01(b) in respect of the Parent and its Consolidated Subsidiaries will be deemed to have been satisfied by the Parent if Parent shall have timely made the same available on “EDGAR” (or any successor thereto) and/or on its home page on the worldwide web.

(c)  Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with the delivery of any financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(d)  Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements of Borrower and its Consolidated Subsidiaries under Section 8.01(a) or Section 8.01(b) (with respect to the first three fiscal quarters of each fiscal year), beginning with the fiscal quarter ending June 30, 2026, a Compliance Certificate, (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred with respect to the Borrower and its Consolidated Subsidiaries since the date of the most recently delivered financial statements referred to in Section 8.01(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) attaching updates to Schedule 7.14(a) and/or Schedule 7.14(b), if any, as of the date of such certificate.

(e)  Certificate of Financial Officer – Hedge Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last day of the period covered by such financial statements, (i) reasonably detailed calculations demonstrating compliance with Section 8.15 and with Section 9.17, (ii) a true and complete list of all Hedge Agreements of each Loan Party, the material terms thereof (including the type, effective date, term or termination date and notional amounts or volumes), any new credit support documents relating thereto (other than the Security Instruments) not listed on Schedule 7.21, any margin required or supplied under any credit support document, and the counterparty to each such Hedge Agreement and (iii) to the extent any Loan Party enters into any new Hedge Agreement by relying on a Production Forecast Update in accordance with Section 9.17, a copy of such Production Forecast Update.

(f)  Certificate of Financial Officer – Restricted Payments.

(i)  In the event that the Borrower intends to make a Restricted Payment from Free Cash Flow pursuant to Section 9.04(e) or Investment from Free Cash Flow pursuant to Section 9.05(m), at least three (3) Business Days’ (or such later date as the Administrative Agent may agree in its sole discretion) prior written notice of such Restricted Payment or Investment, including the details thereof and a certificate of a Financial Officer in substantially the form of Exhibit H-1 hereto (A) setting forth reasonably detailed calculations of (x) Availability as compared to the Total Available Amount, (y) Free Cash Flow for the Applicable FCF Period and (z) the Consolidated Total Net Leverage Ratio as of the last day of the Applicable FCF Period, calculated on a Pro Forma Basis and (B) certifying that, after giving effect to such Restricted Payment or Investment, as applicable, on the date such Restricted Payment or Investment, as applicable, is made, no Default, Event of Default or Borrowing Base Deficiency exists or would result from such Restricted Payment or Investment.

(ii)  In the event that the Borrower intends to make a Restricted Payment pursuant to Section 9.04(f) or Investment pursuant to Section 9.05(n), at least three (3) Business Days’ (or such later date as the Administrative Agent may agree in its sole discretion) prior written notice of such Restricted Payment or Investment, including the details thereof and a certificate of a Financial Officer in substantially the form of Exhibit H-2 hereto (A) setting forth reasonably detailed calculations of (x) the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b), calculated on a Pro Forma Basis and (y) Availability as compared to the Total Available Amount and (B) certifying that no Default, Event of Default or Borrowing Base Deficiency exists or would result from such Restricted Payment or Investment.

(iii)  In the event that the Borrower intends to make a Restricted Payment pursuant to Section 9.04(g), at least three (3) Business Days’ (or such later date as the Administrative Agent may agree in its sole discretion) prior written notice of such Restricted Payment, including the details thereof and a certificate of a Financial Officer in substantially the form of Exhibit H-3 hereto (y) setting forth reasonably detailed calculations of Availability as compared to the Total Available Amount and (z) certifying that after giving effect to such Restricted Payment, on the date such Restricted Payment is made, no Default, Event of Default or Borrowing Base Deficiency exists or would result from such Restricted Payment.

(g)  Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a) (or such later date as the Administrative Agent may agree in its sole discretion), if requested by the Administrative Agent, certificates of insurance coverage with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies.

(h)  Notices Under Material Instruments. Promptly after the receipt thereof, copies of any financial statement, material report or material notice (including any notice of default) furnished to or by any Group Member pursuant to any agreement evidencing Material Indebtedness (other than this Agreement) and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i)  Lists of Purchasers/Operators. Concurrently with the delivery of any Reserve Report to the Administrative Agent, a list of all Persons purchasing Hydrocarbons from any Loan Party under contracts with a term exceeding one month (or, with respect to Borrowing Base Properties that are not operated by a Group Member, a list of the operators of such properties).

(j)  Notice of Borrowing Base Property Dispositions and Borrowing Base Hedge Unwinds. (i) At least five (5) Business Days prior thereto (or such shorter time as the Administrative Agent may agree in its sole discretion), written notice of any Borrowing Base Property Disposition (other than a Casualty Event) which would result in a reduction in the Borrowing Base pursuant to Section 2.07(e), specifying the consideration to be received in connection therewith, the anticipated date of closing thereof and any other details with respect thereto reasonably requested by the Administrative Agent, and including a certification that such Borrowing Base Property Disposition is being made in accordance with Section 9.11(e), and (ii) within two (2) Business Days (or such longer time as the Administrative Agent may agree in its sole discretion) following any Borrowing Base Hedge Unwind which would result in a reduction in the Borrowing Base pursuant to Section 2.07(e), written notice thereof specifying the material terms thereof, the consideration received in connection therewith, the date of effectiveness thereof and any other details with respect thereto reasonably requested by the Administrative Agent.

(k)  Notice of Casualty Events. Promptly, and in any event within five (5) Business Days (or such longer time as the Administrative Agent may agree in its sole discretion), after a Responsible Officer obtains knowledge of (i) the occurrence of any Casualty Event which would result in a reduction in the Borrowing Base pursuant to Section 2.07(e) or (ii) the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event which would result in a reduction in the Borrowing Base pursuant to Section 2.07(e), written notice of such Casualty Event or such action or proceeding, including a reasonably detailed description thereof.

(l)  Information Regarding Borrower and Guarantors. At least five (5) Business Days prior thereto (or such other time as the Administrative Agent may agree in its sole discretion), any change in (i) any Loan Party’s corporate, limited liability company or partnership name, (ii) the location of any Loan Party’s chief executive office, (iii) any Loan Party’s jurisdiction of organization or any Loan Party’s organizational identification number in such jurisdiction of organization, (iv) any Loan Party’s federal taxpayer identification number (if applicable) and (v) if any Loan Party is a general partnership, such Loan Party’s principal place of business.

(m)  Production Report and Lease Operating Statements. Within sixty (60) days after the end of each fiscal quarter, a report setting forth, for each of the last six (6) calendar months ending with the most recently ended calendar month for which production data is then available, the volumes of production and sales attributable to production (and the revenues derived from such sales) for each such month from the Oil and Gas Properties evaluated therein, and setting forth the related ad valorem, severance and production taxes, transportation and gathering expenses and lease operating expenses attributable thereto and incurred for each such month.

(n)  Know Your Customer Information. Promptly upon the request therefor, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act and the Beneficial Ownership Regulation), as from time to time reasonably requested by the Administrative Agent or any Lender.

(o)  Cash Flow Forecast. On or prior to April 1 and October 1 of each fiscal year (commencing on April 1, 2026), an operating and capital budget of the Borrower and its Restricted Subsidiaries for the succeeding three (3) fiscal year period, in each case, including the projected monthly production of Hydrocarbons by the Borrower and its Restricted Subsidiaries and the assumptions used in calculating such projections, the projected Capital Expenditures to be incurred by the Borrower and its Restricted Subsidiaries, and such other information as may be reasonably requested by the Administrative Agent.

(p)  Environmental Matters. Promptly, but in no event later than five (5) Business Days (or such longer time as the Administrative Agent may agree in its sole discretion), after the Borrower becoming aware thereof, written notice of any action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any landowner or other third party brought, filed or threatened in writing against the Borrower any of its Subsidiaries or their Properties in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of the Threshold Amount, not fully covered by insurance, subject to normal deductibles.

(q)  Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including any Plan or Multiemployer Plan information in the possession of the Borrower or any of its Restricted Subsidiaries and any reports or other information required to be filed by the Borrower or any of its Restricted Subsidiaries under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

(r)  Beneficial Ownership Certification. Promptly, but in no event later than five (5) Business Days after the occurrence thereof, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Section 8.02.  Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a)  the occurrence of any Default or Event of Default;

(b)  the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Group Member not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount or (ii) if the Borrower or any of its Restricted Subsidiaries establishes, contributes to or agrees to establish or contribute to, or otherwise incurs any liability (including on account of an ERISA Affiliate) with respect to, any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA)) that, individually or in the aggregate, could reasonably be expected to result in unfunded liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding the Threshold Amount;

(d)  any notice of any violation received by the Borrower or any of its Subsidiaries from any Governmental Authority, including any notice of violation of Environmental Laws, which could reasonably be expected to have a Material Adverse Effect; and

(e)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03.  Existence; Conduct of Business The Borrower will, and will cause its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the rights, licenses, permits, privileges and franchises necessary to the conduct of its business and its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10 or any Disposition permitted by Section 9.11.

Section 8.04.  Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including all Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Properties, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material property of the Borrower or any Restricted Subsidiary.

Section 8.05.  Operation and Maintenance of Properties. The Borrower will, at its own expense, and will cause each of its Restricted Subsidiaries to:

(a)  operate its Oil and Gas Properties, or cause such Oil and Gas Properties to be operated in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of such Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)  maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties and other Properties material to the operation thereof, including all equipment, machinery and facilities, unless the Borrower determines in good faith that the continued maintenance of such Property is no longer economically desirable, necessary or useful to the business of the Loan Parties or such Property is sold, assigned or transferred in a transaction permitted by Section 9.11;

(c)  promptly pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties (except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the applicable Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP) and will do all other things necessary, in accordance with industry standards, to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)  promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with industry standards, the material obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties material to the operation thereof;

(e)  operate its Oil and Gas Properties and other Properties material to the operation thereof, or use commercially reasonable efforts to cause such Oil and Gas Properties and other material Properties to be operated, in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and all Governmental Requirements; and

(f)  to the extent that a Loan Party is not the operator of any Property, use commercially reasonable efforts to cause the operator to comply with the requirements of this Section 8.05.

Section 8.06.  Insurance. The Borrower will maintain, with financially sound and reputable insurance companies, insurance covering all Group Members, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and as may be required by applicable Governmental Requirements. Subject to Section 8.17(d), the loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as a “lender loss payee” or other formulation acceptable to the Administrative Agent and such liability policies shall name the Administrative Agent, as agent for the benefit of the Secured Parties, as “additional insured”. Such insurance shall provide that no cancellation or material modification thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (or ten (10) days in the case of cancellation for non-payment of premiums). Subject to Section 8.17(a), on the Effective Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent, upon its reasonable request, information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.07.  Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, maintain a system of accounting, and keep proper books of record and account (in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, or, where applicable, will use reasonable efforts to cause the operator of any Property of any Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that, so long as no Event of Default shall have occurred and be continuing, no more than one visit or inspection in any calendar year shall be at the expense of the Borrower.

Section 8.08.  Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and the Patriot Act and the regulations promulgated thereunder in all respects.

Section 8.09.  Environmental Matters.

(a)  The Borrower shall: (i) comply, and shall cause its Properties and operations and each other Group Member and each other Group Member’s Properties and operations to comply, with all applicable Environmental Laws, except to the extent any breach thereof could not be reasonably expected to have a Material Adverse Effect; (ii) not Release, and shall cause each other Group Member not to Release, any Hazardous Material, including any solid waste on, under, about or from any of the Group Members’ Properties or any other Property to the extent caused by any of the Group Members’ operations except in compliance with applicable Environmental Laws, to the extent the Release of such Hazardous Materials could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each other Group Member to timely obtain or file, all notices, and Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Group Members’ Properties, to the extent the failure to obtain or file such notices and Environmental Permits could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each other Group Member to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release of any Hazardous Materials on, under, about or from any of the Group Members’ Properties, to the extent the failure to commence and diligently prosecute to completion and Remedial Work could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each other Group Member to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation which claim could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each other Group Member to establish and implement, such procedures as may be necessary to continuously determine and assure that the Group Members’ obligations under this Section 8.09(a) are timely and fully satisfied, to the extent the failure to establish and implement such procedures could reasonably be expected to have a Material Adverse Effect. To the extent that neither the Borrower nor any of its Subsidiaries is the operator of any Oil and Gas Property, the Borrower shall use reasonable efforts to cause the operator to comply with the requirements of this Section 8.09(a).

(b)  In connection with any future acquisitions of Oil and Gas Properties or other Properties for aggregate consideration in excess of the Threshold Amount (calculated as of the time such acquisition is consummated), the Borrower shall provide to the Administrative Agent copies of any environmental assessments, audits and tests received or obtained in connection with any such acquisitions and reasonably requested by the Administrative Agent to the extent the Borrower is permitted to provide such information to the Administrative Agent in accordance with any confidentiality agreements then in place with respect to any such acquisition.

Section 8.10.  Further Assurances.

(a)  The Borrower will, at its sole expense, and will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as the Administrative Agent may deem necessary or advisable in its reasonable discretion.

(b)  The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of any of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the Collateral as “all assets” of the applicable Loan Party or words of similar effect.

Section 8.11.  Reserve Reports.

(a)  By April 1st and October 1st of each year (commencing with the first such date to occur after the Effective Date) (or such later date acceptable to the Administrative Agent), the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties to which Proved Reserves are attributable as of the immediately preceding January 1st and July 1st, respectively. The Reserve Report as of January 1st and delivered by April 1st of each year (the “Early Year Reserve Report”) shall be prepared by one or more Approved Petroleum Engineers, and each other Reserve Report may be prepared by one or more Approved Petroleum Engineers or internally by the Borrower’s internal petroleum engineers who shall certify such Reserve Report to be true and accurate in all material respects (it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that there is no warranty that such opinions, estimates and projections will ultimately prove to have been accurate) and, except as otherwise specified therein, to have been prepared in accordance with the procedures used in the immediately preceding Early Year Reserve Report.

(b)  In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by one or more Approved Petroleum Engineers or internally by the Borrower’s internal petroleum engineers, who shall certify such Reserve Report to be true and accurate in all material respects (it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that there is no warranty that such opinions, estimates and projections will ultimately prove to have been accurate) and, except as otherwise specified therein, to have been prepared in accordance with the procedures used in the immediately preceding Early Year Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as reasonably possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)  With the delivery of each Reserve Report (other than the Initial Reserve Report), the Borrower shall provide to the Administrative Agent and the Lenders a certificate (the “Reserve Report Certificate”) from a Responsible Officer certifying on behalf of the Borrower that: (i) the information furnished by the Loan Parties to the applicable petroleum engineers in connection with the preparation of such Reserve Report is true and correct in all material respects, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) the Borrower and the other Loan Parties have good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Mortgaged Property Liens, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Proved Oil and Gas Properties listed in the Reserve Report delivered most recently prior to the delivery of the current Reserve Report have been sold since the date of such previous Reserve Report except as set forth on an exhibit to the certificate, which exhibit shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into by a Loan Party subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the Effective Date and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 8.13(a).

Section 8.12.  Title Information.

(a)  Subject to Section 8.17(b), in connection with each redetermination of the Borrowing Base and the delivery of each Reserve Report required by Section 8.11(a), if the Administrative Agent notifies the Borrower that the Administrative Agent has not received satisfactory title information covering Hydrocarbon Interests constituting at least 90% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report, the Borrower shall deliver to the Administrative Agent, as soon as practicable and in any event no later than thirty (30) days after the Administrative Agent provides such notice to the Borrower (or such later date as the Administrative Agent may agree in its sole discretion), title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated by such Reserve Report so that the Administrative Agent shall have received (together with title information previously delivered to the Administrative Agent) title information in form and substance reasonably acceptable to the Administrative Agent on Hydrocarbon Interests constituting at least 90% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.

(b)  If the Borrower has provided title information for additional Borrowing Base Properties under Section 8.12(a), the Borrower shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Borrowing Base Properties (or such longer period as the Administrative Agent may approve), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (except for Excepted Liens) having an equivalent or greater value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, title information in form and substance reasonably acceptable to the Administrative Agent on Hydrocarbon Interests constituting at least 90% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.

(c)  If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period specified in Section 8.12(b) (or such longer period as the Administrative Agent may approve) or the Borrower does not substitute acceptable Mortgaged Properties or the Borrower does not comply with the requirement to provide reasonably acceptable title information covering 90% of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent shall have the right to exercise the following remedy in its sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent is not satisfied with title to any Mortgaged Property after the 60-day period specified in Section 8.12(b) (or such longer period as the Administrative Agent may approve) has elapsed, such unacceptable Mortgaged Property shall not count towards the 90% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide reasonably acceptable title information on Hydrocarbon Interests constituting 90% of the PV-9 of the Borrowing Base Properties evaluated by the most recent Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.13.  Additional Collateral; Additional Guarantors.

(a)  In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report delivered in connection therewith and the list of current Mortgaged Properties (as described in Section 8.11(c)) to ascertain whether the Mortgaged Properties represent at least 90% of the PV-9 of the Borrowing Base Properties evaluated in such Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 90% of such PV-9, then the Borrower shall, and shall cause the other Loan Parties to, grant, on or prior to the earlier of (i) forty-five (45) days after delivery of the certificate required under Section 8.11(c) and (ii) thirty (30) days after the Administrative Agent notifies the Borrower that the Mortgaged Properties do not represent at least 90% of such total PV-9 (or, such later date as the Administrative Agent may agree in its sole discretion), to the Administrative Agent as security for the Secured Obligations a first-priority Lien (except that Permitted Mortgaged Property Liens may exist) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 90% of such PV-9. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary grants a Lien on its Oil and Gas Properties pursuant to this Section 8.13(a) and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b) below.

(b)  In the event that, on or after the Effective Date, any Person becomes a Restricted Subsidiary, whether pursuant to formation, acquisition or otherwise, in each case, including by way of a Division, the Borrower shall promptly (and, in any event, within thirty (30) days after such formation, acquisition or otherwise, as such time period may be extended by the Administrative Agent in its sole discretion) cause (i) such Restricted Subsidiary (other than an Immaterial Subsidiary) to (A) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral of the type described in the Guaranty and Collateral Agreement (subject to the exceptions specified in the Guaranty and Collateral Agreement) owned by such Restricted Subsidiary by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (C) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.01 as may be reasonably requested by the Administrative Agent, (D) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Restricted Subsidiary, (E) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent, and (F) enter into and be bound by the terms of the Hedge Provider Intercreditor Agreement and (ii) the owners of the Equity Interests of such Restricted Subsidiary to deliver to the Administrative Agent the certificates for any certificated Equity Interests in such Subsidiary, together with stock or other transfer powers duly executed in blank. No Restricted Subsidiary of the Borrower may elect to treat its Equity Interests as a “security” (as defined in Section 8-102(a)(15) of the UCC) unless such Restricted Subsidiary’s Equity Interests are certificated or the owners of such Restricted Subsidiary’s Equity Interests take all such steps as may be reasonably requested by the Administrative Agent, as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the UCC.

(c)  The Borrower hereby guarantees the payment of all Secured Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the Guaranty and Collateral Agreement and the other Security Instruments and its obligations owing to any Secured Hedge Provider under any Secured Hedge Agreement (provided, however, that the Borrower shall only be liable under this Section 8.13(c) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.13(c), or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.13(c) shall remain in full force and effect until Payment in Full. The Borrower intends that this Section 8.13(c) constitute, and this Section 8.13(c) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party (other than the Borrower) for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.14.  Unrestricted Subsidiaries. The Borrower will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors thereof and by not permitting Properties of the Borrower and its Restricted Subsidiaries to be commingled with that of its Unrestricted Subsidiaries) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Borrower and the Restricted Subsidiaries.

Section 8.15.  Required Commodity Hedging.

(a)  Within fifteen (15) Business Days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver evidence satisfactory to the Administrative Agent that the Loan Parties have entered into Hedge Agreements (including the Novated Hedges) (i) with one or more Specified Counterparties, (ii) at strike prices that bear a reasonable relationship to the then-current Strip Price, (iii) that are entered into for the purpose of mitigating the risk of negative fluctuations in the price of the Loan Parties’ projected production of crude oil, natural gas and natural gas liquids and (iv) that hedge notional volumes not less than, on a quarterly basis (determined, in the case of contracts that are not settled within such measured quarter, by a proration reasonably acceptable to the Administrative Agent), (A) for each quarter during the period of thirty six (36) consecutive months immediately following the Effective Date (commencing with the first full month after the Effective Date), 75% of the reasonably anticipated projected production of crude oil and natural gas from Oil and Gas Properties that constitute Proved Reserves classified as “Developed Producing Reserves” evaluated in the Initial Reserve Report and (B) for each quarter during the period of twenty four (24) months immediately following the Effective Date, (x) 75% of the reasonably anticipated projected production of natural gas liquids from Oil and Gas Properties that constitute Proved Reserves classified as “Developed Producing Reserves” evaluated in the Initial Reserve Report and (y) the gas basis differentials for reasonably anticipated projected production of natural gas from Oil and Gas Properties that constitute Proved Reserves classified as “Developed Producing Reserves” evaluated in the Initial Reserve Report.

(b)  Within fifteen (15) Business Days after the end of each fiscal quarter, beginning the fiscal quarter ending June 30, 2026 (in each case, or such later date as the Administrative Agent may agree in its sole discretion) (each such date, a “Hedging Deadline”), the Borrower shall enter into Hedge Agreements (i) with one or more Specified Counterparties, (ii) at strike prices that bear a reasonable relationship to the then-current Strip Price, (iii) that are entered into for the purpose of mitigating the risk of negative fluctuations in the price of the Loan Parties’ projected production of crude oil, natural gas and natural gas liquids and (iv) that hedge notional volumes not less than, on a quarterly basis (determined, in the case of contracts that are not settled within such measured quarter, by a proration reasonably acceptable to the Administrative Agent), when taken together with Hedge Agreements previously entered into and in effect at such time, 75% of (x) the reasonably anticipated projected production of crude oil, natural gas and natural gas liquids from Oil and Gas Properties that constitute Proved Reserves classified as “Developed Producing Reserves” as reflected in the most recently delivered Reserve Report and (y) gas basis differentials for reasonably anticipated projected production of natural gas from Oil and Gas Properties that constitute Proved Reserves classified as “Developed Producing Reserves” as reflected in the most recently delivered Reserve Report, in each case, for each fiscal quarter during the succeeding twenty four (24) month period.

(c)  The Hedge Agreements described in this Section 8.15 must otherwise comply with the limitations in Section 9.17.

Section 8.16.  Deposit Accounts and Securities Accounts. Subject to Section 8.17(e), each Deposit Account of the Borrower or any of its Restricted Subsidiaries (other than an Excluded Account for so long as it is an Excluded Account) shall at all times be a Controlled Account, and each Securities Account of the Borrower or any of its Restricted Subsidiaries (other than an Excluded Account for so long as it is an Excluded Account) shall at all times be a Controlled Account. The Borrower will, and will cause each of its Subsidiaries to, cause any Deposit Account and/or any Securities Account established after the Effective Date (other than any Excluded Account) to be an account held with Citizens Bank or its Affiliates. Subject to Section 8.17(e), the Borrower will, and will cause each of its Subsidiaries to, cause any Deposit Accounts or Securities Accounts established after the Effective Date (other than an Excluded Account for so long as it is an Excluded Account) to be subject to a Control Agreement either (i) in the case of any such account established on or prior to the Effective Date, by or before the date that is ninety (90) days after the Effective Date or (ii) for any such account established after the Effective Date, on the date of, or prior to, the funding of such account.

Section 8.17.  Post-Closing Covenants.

(a)  If not received by the Effective Date by the Administrative Agent, within ten (10) Business Days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received insurance certificates evidencing that the Loan Parties are in compliance with Section 8.06.

(b)  Within forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received appropriate title information in form and substance reasonably satisfactory to the Administrative Agent setting forth (combined with title information provided on or prior to such date) the status of the title to at least 90% of the PV-9 of the Borrowing Base Properties evaluated in the Initial Reserve Report.

(c)  No later than forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received first priority perfected mortgage Liens on Oil and Gas Properties, when combined with the mortgage Liens on or prior to such date, comprising not less than 90% of the total PV-9 value of all Borrowing Base Properties evaluated in the Initial Reserve Report.

(d)  Within forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received insurance endorsements that are in compliance with Section 8.06.

(e)  No later than the date that is ninety (90) days after the Effective Date (or such later date as the Administrative Agent may approve in its sole discretion) (the “DACA Post Closing Period”), the Borrower will, and will cause each of its Restricted Subsidiaries, to (a) transfer all Deposit Accounts and Securities Accounts (other than Excluded Accounts) existing as of the Effective Date, to an account with Citizens Bank or any of its Affiliates and (b) deliver to the Administrative Agent Deposit Account Control Agreements and Security Accounts Control Agreements (in each case duly executed and delivered by the relevant Loan Party and relevant depository bank) covering all Deposit Accounts and Security Accounts (other than any Excluded Accounts) existing as of the Effective Date.

(f)  Within forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received, the Operator Lien Subordination Agreement, signed on behalf of the Operator, in form and substance reasonably satisfactory to the Administrative Agent.

Article IX
NEGATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 9.01.  Financial Covenants.

(a)  Consolidated Total Net Leverage Ratio. The Borrower will not, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending June 30, 2026), permit the Consolidated Total Net Leverage Ratio to be greater than 3.00 to 1.00.

(b)  Consolidated Current Ratio. The Borrower will not, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending June 30, 2026), permit the Consolidated Current Ratio to be less than 1.00 to 1.00.

Section 9.02.  Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, incur, create, assume or suffer to exist any Indebtedness, except:

(a)  Secured Obligations constituting Indebtedness;

(b)  Indebtedness existing on the Effective Date and set forth on Schedule 9.02 and extensions, renewals and replacements of any such Indebtedness with Indebtedness that does not increase the outstanding principal amount thereof;

(c)  unsecured intercompany Indebtedness owed by any Loan Party to another Loan Party;

(d)  Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) at any time outstanding shall not exceed $2,500,000;

(e)  Indebtedness in respect of: (i) workers’ compensation claims or obligations in respect of health, disability or other employee benefits; (ii) property, casualty or liability insurance or self-insurance; (iii) completion, bid, performance, appeal or surety bonds issued for the account of the Borrower or any Restricted Subsidiary; or (iv) taxes, assessments or other government charges not yet delinquent or which are being contested in compliance with Section 8.04; in each of the foregoing cases, to the extent incurred in the ordinary course of business;

(f)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly extinguished;

(g)  Indebtedness of the Borrower or any Restricted Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, contribution, purchase price adjustments and payments and similar obligations (including letters of credit, surety bonds or performance bonds securing any obligations of Loan Parties or any Subsidiary pursuant to such agreements) in connection with transactions permitted under Section 9.11;

(h)  in addition to obligations owing by any Loan Party under any Secured Cash Management Agreement, Indebtedness in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts and incentive, supplier finance or similar programs in an aggregate principal amount not to exceed $250,000 at any time;

(i)  Indebtedness incurred to finance insurance premiums in an aggregate principal amount not to exceed the amount of such insurance premiums;

(j)  Indebtedness associated with bonds, surety obligations or similar instruments required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(k)  other Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $2,500,000;

(l)  any Guarantee with respect to any Indebtedness permitted to be incurred hereunder;

(m)  endorsements of negotiable instruments for collection, deposit or negotiation in the ordinary course of business; and

(n)  obligations in respect of customary indemnification, adjustment of purchase price, earn-outs (to the extent not included as a liability on the balance sheet of such Person under GAAP) and holdbacks, in each case, incurred or assumed in connection with the Disposition of any business, assets or Equity Interests of a Restricted Subsidiary in a transaction permitted by this Agreement (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition); provided, that in respect of any such obligations incurred or assumed in connection with any Disposition in which a Loan Party is the seller, in an amount not to exceed the gross proceeds actually received by the Borrower or applicable Restricted Subsidiary in respect of such Disposition.

Section 9.03.  Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)  Liens created pursuant to the Loan Documents securing any Secured Obligations;

(b)  Excepted Liens;

(c)  Liens securing Indebtedness permitted under Section 9.02(d); provided that (i) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness (including accessions and improvements thereto, any insurance therefor, and proceeds thereof), (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within one hundred eighty days (180) after such acquisition or the completion of such construction or improvement and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(d)  any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth on Schedule 9.03; provided, however, that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)  Liens on assets (not constituting Mortgaged Property) of the Borrower or any Restricted Subsidiary not otherwise permitted above, so long as the aggregate principal amount of Indebtedness and other obligations secured by any Liens incurred under this Section 9.03(e) does not exceed $2,500,000 at any time outstanding;

(f)  Liens on Equity Interests in Unrestricted Subsidiaries and rights directly related to such Equity Interests;

(g)  Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; and

(h)  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

Section 9.04.  Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(a)  the Borrower may declare and make distributions with respect to its Equity Interests payable solely in additional units or shares of its Equity Interests (other than Disqualified Capital Stock);

(b)  Restricted Subsidiaries may declare and pay dividends and other Restricted Payments to the Borrower and any other Loan Party;

(c)  the Borrower may make Restricted Payments pursuant to and in accordance with, and may repurchase Equity Interests issued to former employees under, stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries, up to an aggregate amount of $250,000 per calendar year; provided that unused amounts under this clause (c) for any fiscal year may be carried forward the immediately succeeding fiscal year (but not to any subsequent fiscal years);

(d)  so long as no Event of Default or Borrowing Base Deficiency exists or would result therefrom, the Borrower may make Permitted Tax Distributions;

(e)  at any time on or after the Trigger Date, from and after June 30, 2026, the Borrower may make Restricted Payments to the holders of its Equity Interests during any fiscal quarter in an aggregate amount not to exceed 100% of Free Cash Flow for the most recently ended two consecutive fiscal quarters (provided, that, with respect to the first full fiscal quarter ending after the Effective Date (the “Initial Quarter”), Free Cash Flow for the two consecutive fiscal quarter period ending on such date shall be calculated by multiplying Free Cash Flow for the Initial Quarter by two, and thereafter, Free Cash Flow for any two consecutive fiscal quarter period shall be calculated on an actual basis) for which financial statements have been delivered or are required to be delivered pursuant to Section 8.01(a) or (b) (the “Applicable FCF Period”) (calculated as of the date such Restricted Payment is made and giving effect to any Investment made pursuant to Section 9.05(m) on such date or during the Applicable FCF Period), so long as, (i) the Borrower shall have provided the notice and certificate required by Section 8.01(f)(i), and (ii) after giving pro forma effect to such Restricted Payment, on the date such Restricted Payment is made, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such Restricted Payment, (B) the Consolidated Total Net Leverage Ratio as of the last day of the Applicable FCF Period, calculated on a Pro Forma Basis, does not exceed 2.00 to 1.00 and (C) Availability is not less than 20% of the Total Available Amount;

(f)  at any time on or after the Trigger Date, from and after June 30, 2026, in addition to any Restricted Payments made pursuant to Section 9.04(e), the Borrower may make Restricted Payments to the holders of its Equity Interests, so long as, (i) the Borrower shall have provided the notice and certificate required by Section 8.01(f)(ii), and (ii) after giving pro forma effect to such Restricted Payment, on the date such Restricted Payment is made, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such Restricted Payment, (B) the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered or are required to be delivered pursuant to Section 8.01(a) or (b), calculated on a Pro Forma Basis, does not exceed 1.25 to 1.00 and (C) Availability is not less than 25% of the Total Available Amount; and

(g)  the Borrower may make other distributions or dividends in the aggregate amount not to exceed (x) during the fiscal quarter ending March 31, 2026, $5,000,000, (y) during the fiscal quarter ending June 30, 2026, $25,000,000 and (z) during the fiscal quarter ending September 30, 2026, $20,000,000 (provided that clause (z) applies only to such distributions or dividends made prior to the date on which the financial statements for the fiscal quarter ending June 30, 2026 are, or are required to be, delivered pursuant to Section 8.01(b)), in each case, so long as (i) the Borrower shall have provided the notice and certificate required by Section 8.01(f)(iii), (ii) after giving pro forma effect to such Restricted Payment, on the date such Restricted Payment is made, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such Restricted Payment, and (B) Availability is not less than 20% of the Total Available Amount.

Section 9.05.  Investments, Loans and Advances. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)  Permitted Investments;

(b)  Investments existing on the Effective Date and described on Schedule 9.05 and refinancings or replacements thereof, provided that the amount of such Investment is not increased;

(c)  accounts receivable arising in the ordinary course of business and endorsements of negotiable instruments for deposit and collection in the ordinary course of business;

(d)  Investments made by any Loan Party in or to any other Loan Party;

(e)  Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(f)  Investments pursuant to Hedge Agreements permitted under this Agreement;

(g)  Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any Restricted Subsidiary, provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(g) exceeds $1,000,000 as in effect at the time such Investments are made;

(h)  deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.03;

(i)  the creation or acquisition of one or more additional Wholly-Owned Restricted Subsidiaries in compliance with Section 8.13 and Section 9.21; provided each such Subsidiary is in compliance with Section 9.06;

(j)  Guarantees permitted pursuant to Section 9.02;

(k)  Investments the consideration for which consists solely of Equity Interests of the Borrower or financed with the proceeds of an issuance of Equity Interests of, or a capital contribution to, the Borrower;

(l)  loans and advances to officers, directors and employees of the Borrower or any Restricted Subsidiary in an aggregate principal amount for all such loans and advances under this Section 9.05(l) not to exceed $250,000 at any time outstanding, except to the extent that the proceeds of such loan or advance are paid to or retained by the Borrower substantially contemporaneously with the making of such loan or advance to fund the purchase of Equity Interests in the Borrower by such officer, director or employee; and

(m)  at any time on or after the Trigger Date, from and after June 30, 2026, Investments made by Borrower during any fiscal quarter in an aggregate amount not to exceed 100% of Free Cash Flow for the Applicable FCF Period (calculated as of the date such Investment is made and giving effect to any Restricted Payment made pursuant to Section 9.04(e) on such date or during the Applicable FCF Period, provided, that, with respect to the Initial Quarter, Free Cash Flow for the Applicable FCF Period ending on such date shall be calculated by multiplying Free Cash Flow for the Initial Quarter by two), so long as (i) the Borrower shall have provided the notice and certificate required by Section 8.01(f)(i), and (ii) after giving pro forma effect to such Investment, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such Investment, (B) the Consolidated Total Net Leverage Ratio as of the last day of the Applicable FCF Period, calculated on a Pro Forma Basis, does not exceed 2.00 to 1.00 and (C) Availability is not less than 20% of the Total Available Amount;

(n)  at any time on or after the Trigger Date, from and after June 30, 2026, in addition to any Investments made pursuant to Section 9.05(m), Investments made by the Borrower, so long as (i) the Borrower shall have provided the notice and certificate required by Section 8.01(f)(ii), and (ii) after giving pro forma effect to such Investment, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such Investment, (B) the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered or are required to be delivered pursuant to Section 8.01(a) or Section 8.01(b), calculated on a Pro Forma Basis, does not exceed 1.25 to 1.00 and (C) Availability is not less than 25% of the Total Available Amount; and

(o)  other Investments, so long as, immediately after giving effect to the making of any such Investments, the aggregate amount of Investments made pursuant to this Section 9.05(o) and then outstanding does not exceed $2,500,000 at any time outstanding;

provided that, in no event shall any Investment pursuant to clauses (a) through (o) of this Section 9.05 result in any Existing Oil and Gas Properties being transferred to an Unrestricted Subsidiary after giving effect to such Investment.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.05, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 9.06.  Nature of Business; No International Operations. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (a) allow any change to be made in the character of its business as a company engaged in the Oil and Gas Business, (b) acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States or (c) acquire or create any Foreign Subsidiary.

Section 9.07.  Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.22. No Loan Party nor any Person acting on behalf of the Borrower will take any action which causes any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Federal Reserve Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Federal Reserve Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.08.  ERISA Compliance. Except as could not reasonably be expected to result in liability to the Borrower or any of its Restricted Subsidiaries in an aggregate amount exceeding the Threshold Amount, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, at any time, allow any ERISA Event to occur.

Section 9.09.  Sale or Discount of Receivables. Except for the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10.  Mergers, Divisions, Etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any of the foregoing transactions, a “consolidation”), or liquidate or dissolve, except that (a) any Restricted Subsidiary may consolidate with or into the Borrower (so long as the Borrower is the continuing or surviving entity) or transfer all or substantially all of its Property (upon voluntary liquidation or otherwise) to the Borrower, (b) any Restricted Subsidiary may consolidate with or into any Guarantor (provided that a Guarantor shall be the continuing or surviving entity) or transfer all or substantially all of its Property (upon voluntary liquidation or otherwise) to any Guarantor, (c) any Restricted Subsidiary may merge with or into the Person such Restricted Subsidiary was formed to acquire in connection with any acquisition permitted pursuant to and in compliance with the terms of Section 9.05(i); provided, however, that a Guarantor shall be the continuing or surviving entity or, simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 8.13 in connection therewith, (d) any Person may merge into the Borrower or any of its Restricted Subsidiaries in connection with an acquisition of such Person permitted pursuant to and in compliance with Section 9.05(i); provided that (i) in the case of a merger involving the Borrower, the continuing or surviving entity shall be the Borrower and (ii) in the case of a merger involving a Guarantor, the continuing or surviving Person shall be a Guarantor, (e) any Unrestricted Subsidiary may consolidate with the Borrower or any Restricted Subsidiary; provided, that if the Borrower participates in such consolidation, the Borrower shall be the continuing or surviving entity and otherwise such Restricted Subsidiary shall be the continuing or surviving entity and (f) any Restricted Subsidiary may Divide if the Persons resulting from such Division comply with Section 8.13 and, if such Restricted Subsidiary owns Mortgaged Property, the Persons resulting from such Division shall execute and deliver to the Administrative Agent a reaffirmation of, or amendment and restatement of, the predecessor’s Security Instruments, in form and substance acceptable to the Administrative Agent, to ensure that such Oil and Gas Properties remain Mortgaged Property.

Section 9.11 Sale of Properties and Termination of Hedging Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, assign, farm-out, convey or otherwise transfer any Property (subject to Section 9.10), except for:

(a)  the sale of Hydrocarbons or seismic data in the ordinary course of business;

(b)  farmouts in the ordinary course of business of undeveloped acreage or undrilled depths, in each case, to which no Proved Reserves are attributed and assignments in connection with such farmouts;

(c)  the Disposition of equipment that is (i) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (ii) no longer necessary for the business of such Person or (iii) contemporaneously replaced by equipment of at least comparable value and use;

(d)  the Disposition of any Oil and Gas Property to which no Proved Reserves are attributed and other Oil and Gas Properties not included in the Borrowing Base; provided that any such Dispositions are made in exchange for proceeds which are equal to or in excess of fair market value with respect to such Oil and Gas Properties so Disposed, as determined by the Borrower in good faith;

(e)  the Disposition (including any Casualty Event) of any Proved Oil and Gas Properties or any interest therein (including any Equity Interests in any Loan Party that owns Oil and Gas Properties); provided that:

(i)  except with respect to Casualty Events, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing at the time of such Disposition,

(ii)  other than in the case of an Asset Swap or Casualty Events, 100% of the consideration (other than environmental or other liabilities associated with such property and assumed by the purchaser or its Affiliates) received in respect of such Disposition shall be cash or cash equivalents (including Permitted Investments),

(iii)  other than in respect of Casualty Events, the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Properties or interest therein (or Equity Interests) subject of such Disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing),

(iv)  with respect to any Asset Swap, the Borrower shall cause the Oil and Gas Properties acquired pursuant thereto to become Mortgaged Properties to the extent necessary to satisfy the minimum mortgage requirement set forth in Section 8.13 upon consummation of such Asset Swap,

(v)  if any such Disposition is of Equity Interests in a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary, and

(vi)  to the extent that such Disposition constitutes a Borrowing Base Property Disposition, in connection therewith, (A) the Borrowing Base shall be reduced in accordance with Section 2.07(e) unless such reduction is not required pursuant to the proviso in Section 2.07(e), and (B) the Borrower shall, or shall cause its Subsidiaries to, make all mandatory prepayments required by, and within the time periods set forth in, Section 3.04(c)(iii) (including after giving effect to any Borrowing Base reduction pursuant to Section 2.07(e));

(f)  Dispositions of Properties from any Loan Party to the Borrower or any other Loan Party;

(g)  Casualty Events, subject to Section 9.11(e)(vi) with respect to Borrowing Base Properties;

(h)  Borrowing Base Hedge Unwinds, subject to the requirements of Section 9.17(d);

(i)  Dispositions of Permitted Investments or Properties permitted under Section 9.09;

(j)  Dispositions of Equity Interests in Unrestricted Subsidiaries;

(k)  Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over Borrower’s or any of the other Loan Parties’ Oil and Gas Properties; and

(l)  other Dispositions of Properties that are not Borrowing Base Properties in an aggregate amount not to exceed $1,750,000 in any fiscal year;

provided that, in no event shall any Loan Party Dispose of any of the Existing Oil and Gas Properties to any Unrestricted Subsidiary.

Section 9.12.  Sales and Leasebacks. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 9.13.  Environmental Matters. The Borrower will not, and will not permit any Restricted Subsidiary to, (a) cause or knowingly permit any of its Property to be in violation of, or (b) do anything or knowingly permit anything to be done which will subject any such Property to any Remedial Work under, any Environmental Laws that, in each case of clause (a) or (b), could reasonably be expected to have a Material Adverse Effect; it being understood that clause (b) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.

Section 9.14.  Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including any Unrestricted Subsidiary, but excluding any Restricted Subsidiary) or any officer, manager or director of the Borrower or any of its Subsidiaries, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments permitted by Section 9.04 or Investments in the form of capital contributions permitted by Section 9.05, (c) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business, (d) executing, delivering and performing obligations under the Loan Documents, and (e) payment of customary fees and reasonable out-of-pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business.

Section 9.15.  Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any Collateral or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions to any Loan Party with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Loan Party or to Guarantee Indebtedness of any other Loan Party; provided, however, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any Property of the Borrower or a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Property that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted under Section 9.03(c) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of the foregoing shall not apply to (A) customary provisions in leases and other contracts restricting the assignment thereof (or the Property subject thereto) and (B) customary provisions in leases, joint operating agreements, pooling and unitization agreements, Hydrocarbon marketing agreements, and other contracts, agreements, easements, rights-of-way, and assignments included or affecting or pertain to the Oil and Gas Properties restricting the assignment thereof (collectively, the “Negative Pledge Exceptions”).

Section 9.16.  Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (a) allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Restricted Subsidiaries that would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed a volume equal to two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf basis) attributable to the Proved Reserves of the Loan Parties included in the most recent Reserve Report or (b) enter into any transportation or similar agreement that contains minimum volume commitments or obligations to pay for transportation services in respect of Hydrocarbons produced by the Borrower or such Restricted Subsidiary, as applicable, regardless of whether such services are not utilized.

Section 9.17.  Hedge Agreements.

(a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedge Agreements with any Person other than:

(i)  Hedge Agreements in respect of commodities entered into by any Loan Party (A) with an Approved Counterparty, (B) the tenor of which does not exceed five (5) years, and (C) the notional volumes for which (other than (x) basis differential swaps on volumes hedged pursuant to other Hedge Agreements and (y) Hedge Agreements providing for floors), when aggregated with all other commodity Hedge Agreements then in effect (other than (x) basis differential swaps on volumes hedged pursuant to other Hedge Agreements and (y) Hedge Agreements providing for floors) do not exceed on a monthly basis (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Administrative Agent), as of the date the latest hedging transaction is entered into under any such Hedge Agreement, eighty-five percent (85%) of the reasonably anticipated projected production attributable to Proved Reserves of the Loan Parties evaluated in the most recently delivered Reserve Report (as such reasonably anticipated projected production is supplemented by the most recent Production Forecast Update, if any), with each of crude oil, natural gas and natural gas liquids to be calculated separately (on a monthly basis) for the period from the date of such Hedge Agreements through the sixtieth (60th) month following the date of such Hedge Agreements;

(ii)  Hedge Agreements that would be permitted under Section 9.17(a)(i) pertaining to Oil and Gas Properties that are to be acquired by any Loan Party pursuant to an executed and effective acquisition agreement, provided that (A) any Hedge Agreements permitted under this Section 9.17(a)(ii) with respect to any such Oil and Gas Properties must be liquidated, terminated or otherwise monetized (to the extent such Hedge Agreements were not permitted at the time of incurrence pursuant to Section 9.17(a)(i) on or prior to the 10th Business Day following the earlier to occur of: (x) the date that is ninety (90) days after the execution of such acquisition agreement, to the extent such Hedge Agreements are based upon Oil and Gas Properties that have not been acquired by such date, and (y) the date on which any Loan Party knows with reasonable certainty that any of such Oil and Gas Properties will not be acquired, to the extent such Hedge Agreements are based on such Oil and Gas Properties that will not be acquired, (B) the aggregate notional volumes hedged with respect to such Hedge Agreements permitted by this Section 9.17(a)(ii) shall not exceed (x) sixty-five percent (65%) of the reasonably anticipated projected production from the total Proved Reserves that are the subject of such proposed acquisition (as forecast based upon the reserve report for the Oil and Gas Properties that are the subject of such proposed acquisition which has been delivered to the Lenders) or (y) forty-five percent (45%) of the Loan Parties’ reasonably anticipated projected production from Oil and Gas Properties constituting Proved Reserves as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement (without giving effect to any such pending acquisition), in each case, with each of crude oil, natural gas and natural gas liquids to be calculated separately (on a monthly basis), and (C) at all times that a Hedge Agreement entered into pursuant to this Section 9.17(a)(ii) is in effect for which the applicable acquisition has not been consummated, the Borrower shall maintain Availability of not less than twenty percent (20%) of the Total Available Amount as of such date; provided, however, that such Commodity Hedging Transactions shall not, in any case, have a tenor longer than thirty six (36) consecutive calendar months, beginning with the first full calendar month following the date in question.

(iii)  subject to Section 9.17(d), Hedge Agreements which unwind, in whole or in part, Hedge Agreements permitted under clauses (i) and (ii) above; and

(iv)  Hedge Agreements in respect of interest rates entered into by any Loan Party with Approved Counterparties, as follows:

(A)  Hedge Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Hedge Agreements then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s and its Restricted Subsidiaries’ Indebtedness for borrowed money which bears interest at a floating rate, and which Hedge Agreements shall not, in any case, have a tenor beyond the maturity date of such Indebtedness; and

(B)  Hedge Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Hedge Agreements then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then outstanding principal amount of the Borrower’s and its Restricted Subsidiaries’ Indebtedness for borrowed money which bears interest at a fixed rate, and which Hedge Agreements shall not, in any case, have a tenor beyond the maturity date of such Indebtedness;

(b)  In no event shall the Borrower or any Restricted Subsidiary enter into (i) any Hedge Agreement for speculative purposes or (ii) any Three-Way Collar Hedging Transaction, in each case, unless agreed by the Administrative Agent.

(c)  In no event shall any Hedge Agreement contain any requirement, agreement or covenant for Borrower or any of its Subsidiaries to post collateral or margin to secure their obligations under such Hedge Agreement or to cover market exposures, except that the Secured Hedge Agreements may require that the obligations thereunder be secured pursuant to the Security Instruments.

(d)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, effect any Borrowing Base Hedge Unwind that would result in a Borrowing Base reduction under Section 2.07(e) unless in connection therewith, the Borrower shall make, or cause to be made, all mandatory prepayments required by, and within the time periods set forth in, Section 3.04(c)(iii) (including after giving effect to any Borrowing Base reduction pursuant to Section 2.07(e)).

(e)  If, on the date of delivery of any Reserve Report hereunder, the aggregate notional volumes hedged with respect to all Hedge Agreements entered into pursuant to Section 9.17(a)(i) (other than (x) basis differential swaps on volumes hedged pursuant to other Hedge Agreements and (y) Hedge Agreements providing for floors) exceed 100% of the reasonably anticipated projected production of crude oil and natural gas from Oil and Gas Properties constituting Proved Reserves, calculated separately, set forth in such Reserve Report, then, to the extent necessary, the Borrower shall terminate, create off-setting positions, allocate volumes to other production the Borrower or any Restricted Subsidiary is marketing, or otherwise unwind existing Hedge Agreements within thirty (30) days (or such longer period acceptable to the Administrative Agent in its sole discretion) after the date of delivery of such Reserve Report such that, at such time, future hedging volumes will not exceed 100% of the reasonably anticipated projected production of crude oil and natural gas, calculated separately, for the then-current and any succeeding calendar months (on a month-to-month basis). To the extent that such unwound, terminated or transferred Hedge Agreements (or the unwound, terminated or transferred portions thereof) have net positive Borrowing Base value at such time, such unwinds, terminations and transfers shall be subject to Section 2.07(e).

Section 9.18.  Amendments to Organizational Documents and Material Contracts.

(a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents in any manner that could reasonably be expected to be adverse in any material respect to the rights or interests of the Administrative Agent or the Lenders.

(b)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any Material Contract to which it is a party, (ii) terminate, replace or assign any Loan Party’s interest in any Material Contract or (iii) permit any Material Contract not to be in full force and effect and binding upon and enforceable against the parties thereto, in each case if such occurrence could reasonably be expected to result in a Material Adverse Effect.

Section 9.19.  Marketing Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Oil and Gas Properties during the period of such contract,(b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or any of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken.

Section 9.20.  Changes in Fiscal Periods; Accounting Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, have its fiscal year end on a date other than December 31 or change the its method of determining fiscal quarters or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except, in each case, as required by GAAP.

Section 9.21.  Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, acquire or permit to exist any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives the Administrative Agent written notice of such creation, acquisition or redesignation and complies with the requirements of Section 8.13(b) with respect thereto. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 9.11. The Borrower will not permit any Person other than the Borrower or another Loan Party to own any Equity Interests in any Guarantor.

Section 9.22.  Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a)  Unless designated as an Unrestricted Subsidiary on Schedule 1.01(b) as of the date hereof or thereafter in compliance with Section 9.22(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)  The Borrower may, by written notification to the Administrative Agent, designate any Restricted Subsidiary (other than any Subsidiary that owns or has an interest in any Property assigned value in the Borrowing Base then in effect, as determined by the Administrative Agent) as an Unrestricted Subsidiary if (i) immediately before and after giving effect to such designation, no Default or Borrowing Base Deficiency would exist and (ii) such designation shall be deemed to constitute an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and/or indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at such time pursuant to Section 9.05(k).

(c)  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects (except to the extent qualified by materiality or by reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (except to the extent qualified by materiality or by reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) as of such date), (ii) no Default would exist and (iii) the Borrower is in compliance with the requirements of Section 8.13, Section 8.14 and Section 9.21. For the purpose of determining compliance with Section 9.05(k), any such designation shall be deemed to reduce the utilization of the basket specified therein in an amount equal to the lesser of the fair market value of the Borrower’s direct and/or indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made.

(d)  The Borrower shall not permit any Unrestricted Subsidiary to hold any Equity Interest in, or Indebtedness of, the Borrower or any Restricted Subsidiary.

(e)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any Unrestricted Subsidiary.

Section 9.23.  Deposit and Securities Accounts. Subject to Section 8.17(e), the Borrower will not, and will not permit any of its Subsidiaries to, own, open, establish or suffer to exist in its name any Deposit Account or Securities Account (other than Excluded Accounts), except accounts with Citizens Bank or its Affiliates.

Section 9.24.  Outbound Investment Rules. No Loan Party will, nor will any of its Restricted Subsidiaries, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered transaction”, as such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered transaction”, as such term is defined in the Outbound Investment Rules, if such Loan Party or Restricted Subsidiary were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Loan Document.

Article X
EVENTS OF DEFAULT; REMEDIES

Section 10.01.  Events of Default. The occurrence of any one or more of the following events on or after the Effective Date shall constitute an “Event of Default”:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c)  any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party to any Secured Party pursuant to any Loan Document, or in any report, notice, certificate, financial statement or other document furnished by or on behalf of any Loan Party pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality or by reference to Material Adverse Effect in the text thereof, such representation and warranty (as so qualified) shall prove to have been incorrect in any respect when made or deemed made);

(d)  the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 8.01(a), Section 8.01(b), Section 8.01(c), Section 8.01(d) or Section 8.01(l) and such failure shall continue unremedied for a period of five (5) Business Days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default, or (ii)  Section 8.02(a), Section 8.02(e), Section 8.03 (solely with respect to legal existence of the Borrower), Section 8.13, Section 8.14, Section 8.15, Section 8.16, Section 8.17 or in Article IX;

(e)  the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (A) notice thereof from the Administrative Agent to the Borrower or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default;

(f)  any Material Indebtedness Obligor shall fail to make any payment (whether of principal or interest and regardless of amount (provided, however, that any Material Indebtedness based on Hedge Termination Value shall be included in this clause (f) only if the amount such Material Indebtedness Obligor has failed to pay constitutes Material Indebtedness without giving effect to clause (b) of the definition of “Hedge Termination Value”) in respect of any Material Indebtedness, when and as the same shall become due and payable (it being understood that any assumed, predicted, or scheduled payments of principal or interest pursuant to an ABS Financing Transaction that do not directly give rise to an event of default thereunder shall not be construed to be “due” or “payable”) after giving effect to any grace periods applicable thereto;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of such Material Indebtedness (other than a Loan Party) or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due (after giving effect to any applicable grace periods), or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer to Redeem in respect thereof; provided, however, that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary, or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing; or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)  one or more judgments for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower or any Restricted Subsidiary and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted in liability to the Borrower or any Restricted Subsidiary in an aggregate amount exceeding the Threshold Amount;

(l)  a Change in Control shall occur;

(m)  any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any other Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(n)  any Security Instrument shall for any reason fail to create a valid and perfected first priority (subject to Liens permitted by Section 9.03) security interest in any material portion of the Collateral purported to be covered thereby, except (i) as permitted by the terms of any Loan Document or (ii) where such failure results from the Administrative Agent’s failure to maintain possession of certificates actually delivered to it representing securities pledged under the Loan Documents or to file a UCC continuation statement.

Section 10.02.  Remedies.

(a)  In the case of an Event of Default (other than one described in Section 10.01(h) or Section 10.01(i)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may or shall at the request of the Majority Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(k)), shall become due and payable immediately, without presentment, demand (other than written notice), protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the other Loan Parties accrued hereunder and under the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(k)), shall automatically and immediately become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by each Loan Party.

(b)  In the case of the occurrence of an Event of Default, in addition to any other rights and remedies granted to the Administrative Agent and the other Secured Parties in the Loan Documents, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the relevant Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s request during the occurrence of an Event of Default, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article X, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(c)  All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i)  first, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts payable to the Administrative Agent in its capacity as such and the Issuing Bank in its capacity as such;

(ii)  second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders;

(iii)  third, pro rata to payment of accrued interest on the Loans;

(iv)  fourth, pro rata to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and payment of obligations then owing under Secured Cash Management Agreements and Secured Hedge Agreements;

(v)  fifth, pro rata to any other Secured Obligations;

(vi)  sixth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure as provided by Section 2.08(k); and

(vii)  seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an ECP shall not be applied to any Excluded Hedge Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Hedge Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from ECP to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause fourth above by the holders of any Excluded Hedge Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause fourth above).

Section 10.03.  Right to Cure Financial Covenant Defaults. In the event that the Borrower fails to comply with the requirements of Section 9.01(a) (the “Total Leverage Covenant”) or Section 9.01(b) (the “Current Ratio Covenant” and together with the Total Leverage Covenant, collectively, the “Financial Covenants”) as of the last day of any fiscal quarter in which the applicable Financial Covenant is tested pursuant to Section 9.01(a) or Section 9.01(b) (a “Cure Quarter”), then, (a) in the case of Section 9.01(a), for the period beginning ten Business Days prior to the end of such Cure Quarter and ending on the date occurring ten (10) Business Days after the Compliance Certificate for such Cure Quarter is required to be delivered pursuant to Section 8.01(d) in the case of Section 9.01(b), for the period beginning on the first day after the end of such Cure Quarter and ending on the date occurring ten (10) Business Days after the Compliance Certificate for such Cure Quarter is required to be delivered pursuant to Section 8.01(d) (in each case, the “Cure Period”), the Borrower shall be permitted to cure such failure to comply by receiving a Specified Equity Contribution and by requesting that (i) the Total Leverage Covenant be recalculated by increasing Consolidated EBITDAX for such Cure Quarter by an amount up to the amount of the Specified Equity Contribution received by the Borrower during the Cure Period or (ii) the Current Ratio Covenant be recalculated by increasing consolidated current assets as of the last day of such Cure Quarter by an amount up to the amount of the Specified Equity Contribution received by the Borrower during the Cure Period (in each case, the “Cure Right”). If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 9.01(a) or Section 9.01(b), as the case may be, then the Borrower shall be deemed to have satisfied the requirements of Section 9.01(a) or Section 9.01(b), as the case may be, as of the last day of the applicable Cure Quarter with the same effect as though there had been no failure to comply with the Total Leverage Covenant or the Current Ratio Covenant, as the case may be, on such date, and the applicable Default or Event of Default with respect to the Total Leverage Covenant or the Current Ratio Covenant, as the case may be, and the Cure Quarter that had occurred shall be deemed not to have occurred for purposes of this Agreement and the other Loan Documents; provided, however, that:

(a)  any cure of more than one of the Total Leverage Covenant default and the Current Ratio Covenant default with the same Specified Equity Contribution shall count as separate exercises of the Cure Right;

(b)  in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised;

(c)  the Cure Right shall not be exercised more than four times during the term of this Agreement;

(d)  the amount of each Specified Equity Contribution that may be applied to increase Consolidated EBITDAX or consolidated current assets, as the case may be, for the applicable Cure Quarter shall not exceed the amount required to cause the Borrower to be in compliance with Section 9.01(a) or Section 9.01(b), as the case may be, with respect to such Cure Quarter;

(e)  all proceeds of any Specified Equity Contribution for any Cure Quarter shall for the purposes of this Section 10.03 be treated as (i) in the case of Section 9.01(a), an increase in Consolidated EBITDAX rather than as a decrease in Indebtedness or (ii) in the case of Section 9.01(b), an increase to consolidated current assets rather than as a decrease in consolidated current liabilities;

(f)  in the case of Section 9.01(a), the amount of any Specified Equity Contribution used to increase Consolidated EBITDAX shall be credited to the applicable Cure Quarter and such amount may be included in the calculation of Consolidated EBITDAX for any consecutive four fiscal quarter period that includes the Cure Quarter;

(g)  Consolidated EBITDAX and/or consolidated current assets shall be increased solely for the purpose of recalculating and complying with the relevant Financial Covenant in accordance with this Section 10.03 and not for any other purpose, including determining Free Cash Flow; and

(h)  in the case of Section 9.01(a), the amount of any Specified Equity Contribution used to increase Consolidated EBITDAX shall be calculated after giving effect to any annualization of Consolidated EBITDAX.

Upon receipt by the Administrative Agent of written notice, on or prior to the expiration of the Cure Period, that the Borrower intends to exercise a Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate payment of any Obligations owed to them or to exercise remedies, in each case, on the basis of a failure to comply with the requirements of the Financial Covenants as of such fiscal quarter, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the expiration of the Cure Period; provided, however, that the Cure Right shall not affect in any way the rights and remedies of the Lenders, the Administrative Agent or the Issuing Bank with respect to any other Default or Event of Default.

Article XI
THE ADMINISTRATIVE AGENT

Section 11.01.  Appointment; Powers. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Bank), and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 11.02.  Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor. For purposes of determining compliance with the conditions specified in Article VI, each Lender and the Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, the Issuing Bank or the Swingline Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 11.03.  Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and in all cases, the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided, however, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which, in its opinion, or the opinion of its counsel, exposes the Administrative Agent to liability or which is contrary to this Agreement, any of the other Loan Documents or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof.

Section 11.04.  Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05.  Subagents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06.  Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.07.  Administrative Agent as Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08.  No Reliance.

(a)  Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Section 11.09.  Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections  3.02, 3.05, 5.01, 5.02, 5.03 and 12.03) allowed in such judicial proceeding; and

(b)  collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 12.03).

Section 11.10.  Authority of Administrative Agent Relating to Collateral and Guaranty Matters.

(a)  In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender, on behalf of itself and any of its Affiliates constituting Secured Parties, authorizes the Administrative Agent to enter into each of the Security Instruments to which it is a party and to take all action contemplated by such documents. Each Lender, on behalf of itself and any of its Affiliates constituting Secured Parties, agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Instruments, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Instruments. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b)  Each of the Lenders, the Issuing Bank, and by accepting the benefits of the Collateral, each of the Bank Group Secured Hedge Providers and Secured Cash Management Providers, irrevocably authorize the Administrative Agent to take the following actions, and the Administrative Agent hereby agrees to take such actions at the request of the Borrower (at the Borrower’s sole cost and expense): (i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon Payment in Full, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents (it being understood and agreed that the Administrative Agent may request that the Borrower provide, and may conclusively rely on, without further inquiry, a certificate of a Responsible Officer as to the sale or other disposition of any Property being made in full compliance with the provisions of the Loan Documents), (C) with respect to the Property of any Restricted Subsidiary, upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 9.22(b) or (D) if approved, authorized or ratified in writing in accordance with Section 12.02; and (ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 9.03(c); and (iii) to release any Restricted Subsidiary from its obligations under any Loan Documents to which it is party if such Person ceases to be a Restricted Subsidiary as a result of such Restricted Subsidiary’s designation as an Unrestricted Subsidiary pursuant to Section 9.22(b) or otherwise as a result of a transaction permitted under the Loan Documents; provided, however, that (x) the Administrative Agent shall not be required to execute any such document on terms which would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent. Each of the Lenders, the Issuing Bank, and by accepting the benefits of the Collateral, each of the Bank Group Secured Hedge Providers and Secured Cash Management Providers, irrevocably authorize the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases (whether regarding Liens, Persons or otherwise), termination statements, assignments or other documents reasonably requested by the Borrower in connection with any release or subordination contemplated by this clause (b) or that is otherwise authorized by the terms of the Loan Documents.

Section 11.11.  Certain ERISA Matters.

(a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)  such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, unless either (1) Section 11.11(a)(i) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with Section 11.11(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.12.  Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 11.13.  Hedge Provider Intercreditor Agreement. Each Lender (in such capacity and its capacities as a Secured Cash Management Provider and Bank Group Secured Hedge Provider), on behalf of itself and any of its Affiliates constituting Secured Parties, hereby (a) authorizes and directs the Administrative Agent to enter into the Hedge Provider Intercreditor Agreement on behalf of such Lender (in all of the foregoing capacities), and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Hedge Provider Intercreditor Agreement, and (b) agrees to be bound by the terms of the Hedge Provider Intercreditor Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Hedge Provider Intercreditor Agreement, the terms of the Hedge Provider Intercreditor Agreement shall control.

Section 11.14.  Erroneous Payments.

(a)  If Administrative Agent notifies a Lender, Issuing Bank or any other Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 11.14(b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this Section 11.14(a) shall be conclusive, absent manifest error.

(b)  Without limiting the provisions of Section 11.14(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i)  (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)  such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 11.14(b).

(c)  Each Lender, Issuing Bank or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to Administrative Agent under Section 11.14(a) or under the indemnification provisions of this Agreement.

(d)  In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with Section 11.14(a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 12.04(b), Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”). This Section 11.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

(e)  The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from any Borrower or any other Loan Party for the purpose of making such Erroneous Payment

(f)  To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)  Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof).

Article XII
MISCELLANEOUS

Section 12.01.  Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, as follows:

(i)  if to the Borrower:

Presidio Borrower LLC

500 W. 7th Street, Suite 1500

Fort Worth, Texas 76102

Attention: Brett Barnes and Ginnie Vierra

Email: brett@bypresidio.com; ginnie@bypresidio.com

(ii)  if to the Administrative Agent, the Issuing Bank or the Swingline Lender:

Citizens Bank, N.A.

600 Travis Street, Suite 6950

Houston, Texas 77002

Attention: Hernando Garcia, Scott Donaldson and

Rick Hawthorne

Email: Hernando.Garcia@citizensbank.com;
Scott.Donaldson@citizensbank.com; rick.hawthorne@citizensbank.com

(iii)  if to any Lender or the Issuing Bank, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)  Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Loan Party pursuant to Article 2 if such Loan Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, however, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)  Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

(d)  Electronic Systems.

(i)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender, the Issuing Bank or the Swingline Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 12.02.  Waivers; Amendments.

(a)  No failure or delay by the Administrative Agent, any other Agent, the Issuing Bank or any Lender in exercising, and no course of dealing with respect to, any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender, the Issuing Bank or the Swingline Lender may have had notice or knowledge of such Default at the time.

(b)  Subject to clause (c) below, neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof (other than the Fee Letter) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders; provided, however, that no such agreement shall (i) increase the Commitment or Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) except as otherwise provided in Section 2.07, increase the Borrowing Base without the written consent of each non-Defaulting Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders or modify Section 2.07 without the consent of all Lenders (other than Defaulting Lenders); provided, however, that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 3.04(c), in each case which shall only require the approval of the Majority Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments or the order of application of payments required thereby, without the written consent of all Lenders, (vi) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or under any other Loan Document, without the written consent of each Lender, (vii) except as expressly permitted herein or upon Payment in Full, release all or substantially all of the Guarantors from their guarantee obligations under the Guaranty and Collateral Agreement, without the written consent of each Lender, or (viii) except as expressly permitted herein or in any Security Instrument, release all or substantially all of the Collateral, without the written consent of each Lender; provided, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender (it being understood that any change to Section 4.05 shall require the consent of the Administrative Agent, the Issuing Bank or the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.05 or any Letter of Credit Application or any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s LC Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)  Notwithstanding anything to the contrary herein, (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents (A) to cure any ambiguity, omission, mistake, defect or inconsistency or to correct any typographical error or other manifest error in any Loan Document or (B) as expressly set forth in Section 3.03, (ii) the Administrative Agent may, with the consent of the relevant Loan Party only, enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral to secure the Secured Obligations or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents and (iii) the Fee Letter may be amended in a writing executed by the parties thereto.

Section 12.03.  Expenses, Indemnity; Damage Waiver.

(a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable out-of-pocket fees, charges and disbursements of one firm of primary legal counsel and one firm of local counsel in each relevant jurisdiction for the Administrative Agent and its Affiliates in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of, or consents related to, the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument (including, but, in the case of fees, charges and disbursements of counsel, limited to, the reasonable and documented out-of-pocket fees, charges and disbursements of a single local counsel in each jurisdiction in which Mortgaged Properties are located) or any other document referred to herein, (iii) reasonable expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of one firm of primary legal counsel and one firm of local counsel in each applicable jurisdiction for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF EACH OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, AND SHALL PAY OR REIMBURSE ANY SUCH INDEMNITEE FOR, ANY AND ALL LOSSES, CLAIMS (INCLUDING ANY ENVIRONMENTAL CLAIMS), PENALTIES, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY LEGAL COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING THE BORROWER OR ANY OTHER GROUP MEMBER), OTHER THAN SUCH INDEMNITEE AND ITS RELATED PARTIES, ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (II) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY ANY OTHER LOAN DOCUMENT, (III) THE FAILURE OF THE BORROWER OR ANY GROUP MEMBER TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT (IV) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GROUP MEMBER SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENT, DOCUMENT OR CERTIFICATE DELIVERED BY ANY GROUP MEMBER IN CONNECTION HEREWITH, (V) ANY LOAN (INCLUDING A SWINGLINE LOAN) OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (VI) THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF, OR ALLEGED PRESENCE OR RELEASE OF, HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER GROUP MEMBER, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER OR ANY OTHER GROUP MEMBER OR THEIR RESPECTIVE OPERATIONS, (VII) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR PROPERTIES OR (VIII) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION, OR (IX) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS, OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT), (B) ARISE SOLELY BY REASON OF A CLAIM BY ONE OR MORE INDEMNITEES AGAINST ONE OR MORE OTHER INDEMNITEES (OTHER THAN (1) ANY CLAIMS AGAINST ANY INDEMNITEE IN ITS CAPACITY AS AN ARRANGER OR AGENT OR ANY SIMILAR ROLE HEREUNDER AND (2) ANY CLAIMS RESULTING FROM AN ACT OR OMISSION BY THE BORROWER OR ANY OF ITS AFFILIATES) OR (C) IS INCURRED BY ANY DEFAULTING LENDER TO THE EXTENT DIRECTLY ARISING FROM THE CONDUCT, ACTS OR OMISSIONS OF SUCH DEFAULTING LENDER THAT WERE THE CAUSE OF SUCH LENDER’S BECOMING A DEFAULTING LENDER. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO DEFAULTING LENDER WILL BE REIMBURSED FOR, INDEMNIFIED AGAINST OR HELD HARMLESS FROM COSTS AND EXPENSES ARISING FROM THE REPLACEMENT OF SUCH DEFAULTING LENDER. THIS SECTION  12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Agent, the Arranger, the Issuing Bank or the Swingline Lender under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Agent, the Arranger, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Agent, the Arranger, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)  To the extent permitted by applicable law, the Borrower shall not, and shall cause each Loan Party not to, assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by unintended recipients of information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the Transactions, except to the extent such damages resulted from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan, Letter of Credit or Swingline Lender or the use of the proceeds thereof.

(e)  All amounts due under this Section 12.03 shall be payable not later than twenty (20) days after written demand therefor.

Section 12.04.  Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 12.04 (and any attempted assignment or transfer by any Lender other than in accordance with this Section 12.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Maximum Credit Amount, Commitment and Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower (provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after the Borrower having received written notice thereof); provided, however, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person;

(B)  the Administrative Agent; provided, however, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)  the Issuing Bank; provided, however, that no consent of the Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(D)  the Swingline Lender; provided, however, that no consent of the Swingline Lender shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, however, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent (1) an Assignment and Assumption or (2) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to Section 12.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections  5.01, 5.02, 5.03 and 12.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register (maintained in accordance with Section 5f.103-1(c) of the Treasury Regulations) for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of (A) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (B) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (D) the selling Lender shall maintain a Participant Register. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections  5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b), provided that such Participant (A) agrees to be subject to the provisions of Sections  5.04 and 5.05 as if it were an assignee under Section 12.04(b); and (B) shall not be entitled to receive any greater payment under Sections  5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (maintained in accordance with Section 5f.103-1(c) of the Treasury Regulations) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit, Swingline Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05.  Survival; Revival; Reinstatement.

(a)  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered by the Loan Parties in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank, the Swingline Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any fee or any other amount payable under this Agreement is outstanding and unpaid, any Letter of Credit, any Swingline Loan or other Secured Obligations are outstanding and so long as the Commitments have not expired or been terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)  To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06.  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07.  Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Hedge Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09.  GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (UNLESS OTHERWISE SET FORTH IN SUCH LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS (AND THE BORROWER SHALL CAUSE EACH OF ITS RESTRICTED SUBSIDIARIES TO SUBMIT) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.01. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11.  Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees (for itself and each of its Related Parties) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over any such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective Secured Hedge Provider (or its advisors) to any Hedge Agreement relating to the Borrower, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary and other than customary information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided, however, that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12.  Interest Rate Limitation. It is the intention of the parties hereto that each Lender and the Issuing Bank shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender, the Issuing Bank or the Swingline Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender, the Issuing Bank or the Swingline Lender notwithstanding the other provisions of this Agreement) or would otherwise be in violation of such laws, then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender, the Issuing Bank or the Swingline Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender, the Issuing Bank or the Swingline Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender, the Issuing Bank or the Swingline Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender, the Issuing Bank or the Swingline Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender, the Issuing Bank or the Swingline Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, the Issuing Bank or the Swingline Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount or amounts allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender, the Issuing Bank or the Swingline Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender, the Issuing Bank or the Swingline Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender, the Issuing Bank or the Swingline Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, the Issuing Bank or the Swingline Lender, then the amount of interest payable to such Lender, the Issuing Bank or the Swingline Lender in respect of such subsequent interest computation period shall, to the extent permitted by applicable law, continue to be computed at the Highest Lawful Rate applicable to such Lender, the Issuing Bank or the Swingline Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender, the Issuing Bank or the Swingline Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13.  Collateral Matters; Secured Hedge Agreements and Secured Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Secured Obligations shall also extend to and be available to the Bank Group Secured Hedge Providers and the Third Party Secured Hedge Providers in respect of the Secured Hedge Agreements to which they are a party and Secured Cash Management Providers in respect of Secured Cash Management Agreements to which they are a party as set forth herein. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Hedge Agreements or Secured Cash Management Agreements.

Section 12.14.  EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.15.  USA Patriot Act Notice. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 12.16.  Flood Insurance Regulations. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

Section 12.17.  Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the Uniform Commercial Code or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 12.18.  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.19.  Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.20.  Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)  As used in this Section 12.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	PRESIDIO BORROWER LLC
By: PROMETHEUS HOLDINGS LLC, its manager

	By:	/s/ Brett J. Barnes
	Name:	Brett J. Barnes
	Title:	Executive Vice President and General Counsel

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:	CITIZENS BANK, N.A.,
as Administrative Agent

	By:	/s/ Hernando Garcia
	Name:	Hernando Garcia
	Title:	Managing Director

Signature Page to Credit Agreement

LENDER/	CITIZENS BANK, N.A.,
SWINGLINE LENDER/	as a Lender, Swingline Lender and Issuing Bank
ISSUING BANK:
	By:	/s/ Hernando Garcia
	Name:	Hernando Garcia
	Title:	Managing Director

Signature Page to Credit Agreement

ANNEX I

Maximum Credit Amounts

	Commitment	Maximum Credit Amount	Applicable Percentage
CITIZENS BANK, N.A.	$65,000,000	$500,000,000	100%
Total:	$65,000,000	$500,000,000	100%

Signature Page to Credit Agreement